AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                        BERKSHIRE REALTY HOLDINGS, L.P.,
                              BRI ACQUISITION, LLC
                                       AND
                         BERKSHIRE REALTY COMPANY, INC.
                           DATED AS OF APRIL 13, 1999
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                                TABLE OF CONTENTS

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ARTICLE 1

        THE MERGER.............................................................1
        1.1    The Merger......................................................1
        1.2    Closing.........................................................2
        1.3    Effective Time..................................................3
        1.4    Effect of Merger on Certificate of Incorporation and By-laws....3
        1.5    Directors and Officers..........................................3
        1.6    Effect on Shares................................................3
        1.7    Merger Consideration............................................4
        1.8    Transactions Relating to Seller Partnership.....................5
        1.9    Exchange of Certificates; Pre-Closing Dividends: Fractional
               Shares..........................................................5
        1.10   Dissenting Shares...............................................7
        1.11   Alternative Structure of Merger.................................7
        1.12   Further Assurances..............................................8

ARTICLE 2

        REPRESENTATIONS AND WARRANTIES OF SELLER...............................8
        2.1    Organization, Standing and Power of Seller......................9
        2.2    Seller Subsidiaries.............................................9
        2.3    Capital Structure..............................................10
        2.4    Other Interests................................................11
        2.5    Authority; Noncontravention; Consents..........................12
        2.6    SEC Documents; Financial Statements; Undisclosed Liabilities...13
        2.7    Absence of Certain Changes or Events...........................14
        2.8    Litigation.....................................................15
        2.9    Properties.....................................................16
        2.10   Environmental Matters..........................................18
        2.11   Related Party Transactions.....................................20
        2.12   Employee Benefits..............................................20
        2.13   Employee Matters...............................................22
        2.14   Taxes..........................................................23
        2.15   No Payments to Employees, Officers or Directors................25
        2.16   Brokers........................................................25
        2.17   Compliance With Laws...........................................25
        2.18   Contracts; Debt Instruments....................................26
        2.19   Opinions of Financial Advisors.................................28
        2.20   State Takeover Statutes........................................28
        2.21   Proxy Statement and Consent Solicitation Statement.............29

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        2.22   Investment Company Act of 1940.................................29
        2.23   Definition of Knowledge of Seller..............................29
        2.24   Insurance......................................................29
        2.25   Board Recommendation...........................................30
        2.26   Representations in Partnership Merger Agreement................30

ARTICLE 3

        REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER....................30
        3.1    Organization, Standing and Power of Parent and Buyer...........30
        3.2    [Intentionally Omitted]........................................31
        3.3    Ownership of Parent and Buyer..................................31
        3.4    Authority; Noncontravention; Consents..........................31
        3.5    Litigation.....................................................32
        3.6    Undisclosed Liability..........................................33
        3.7    Brokers........................................................33
        3.8    Compliance With Laws...........................................33
        3.9    Contracts; Debt Instruments....................................33
        3.10   Solvency.......................................................33
        3.11   [Intentionally Omitted]........................................34
        3.12   Proxy Statement and Consent Solicitation Statement.............34
        3.13   Investment Company Act of 1940.................................34
        3.14   Parent and Buyer Not Interested Stockholders...................34
        3.15   Definition of Knowledge........................................34
        3.16   [Intentionally Omitted]........................................34
        3.17   Sufficient Funds...............................................34
        3.18   Pro Forma Capitalization Table.................................35
        3.19   Representations in Partnership Merger Agreement................35

ARTICLE 4

        COVENANTS.............................................................35
        4.1    Acquisition Proposals..........................................35
        4.2    Conduct of Seller's Business Pending Merger....................37
        4.3    Conduct of Parent's and Buyer's Business Pending Merger........40
        4.4    Other Actions..................................................42
        4.5    Partnership Merger Agreement...................................42
        4.6    Private Placement..............................................42
        4.7    Irrevocable Letter of Credit...................................42

ARTICLE 5

        ADDITIONAL COVENANTS..................................................43
        5.1    Preparation of the Proxy Statement; Seller Stockholders
               Meeting........................................................43

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        5.2    Access to Information:  Confidentiality........................45
        5.3    Reasonable Best Efforts; Notification..........................46
        5.4    Tax Treatment..................................................46
        5.5    Public Announcements...........................................46
        5.6    Transfer Taxes.................................................47
        5.7    Benefit Plans..................................................47
        5.8    Indemnification................................................47
        5.9    Declaration of Dividends and Distributions.....................49
        5.10   Resignations...................................................50
        5.11   Outside Property Management Agreements.........................50
        5.12   Stockholder Claims.............................................50

ARTICLE 6

        CONDITIONS............................................................51
        6.1    Conditions to Each Party's Obligation to Effect the Merger.....51
        6.2    Conditions to Obligations of Parent and Buyer..................51
        6.3    Conditions to Obligations of Seller............................53

ARTICLE 7

        TERMINATION, AMENDMENT AND WAIVER.....................................55
        7.1    Termination....................................................55
        7.2    Certain Fees and Expenses......................................56
        7.3    Effect of Termination..........................................59
        7.4    Amendment......................................................59
        7.5    Extension: Waiver..............................................59

ARTICLE 8

        GENERAL PROVISIONS....................................................59
        8.1    Nonsurvival of Representations and Warranties..................59
        8.2    Notices........................................................59
        8.3    Interpretation.................................................61
        8.4    Counterparts...................................................61
        8.5    Entire Agreement; No Third-Party Beneficiaries.................61
        8.6    Governing Law..................................................62
        8.7    Assignment.....................................................62
        8.8    Enforcement....................................................62
        8.9    Severability...................................................62

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                                                                            Page
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EXHIBITS

Exhibit A   Financing Commitments
Exhibit B   Pro Forma Capitalization Table of Parent and its Subsidiaries
Exhibit C   Form of Letter of Credit
Exhibit D   Form of Tax Opinions

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                             INDEX OF DEFINED TERMS

DEFINED TERM                                                            SECTION
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Accrued Dividends........................................................1.7(a)
Acquisition Proposal.....................................................4.1(a)
Additional Filings.......................................................5.1(a)
Affiliate..................................................................2.11
Agreement..............................................................Preamble
AICPA Statement..........................................................5.1(b)
Alternative Merger.........................................................1.11
Break-Up Expenses........................................................7.2(a)
Break-Up Fee.............................................................7.2(a)
Buyer..................................................................Preamble
Buyer Disclosure Letter...............................................Article 3
Buyer Material Adverse Effect............................................3.1(b)
Buyer Operating Partnership...........................................Recital E
Cash Collateral..........................................................4.7(a)
Certificates.............................................................1.9(c)
Certificate of Merger.......................................................1.3
Change of Control Preference.............................................1.7(a)
Claims...................................................................5.8(b)
Class A Preferred Units.....................................................1.8
Class B Units...............................................................1.8
Closing..................................................................1.2(a)
Closing Date.....................................................1.2(a), 1.2(b)
Code....................................................................2.12(a)
Commitment...............................................................4.2(r)
Common Merger Consideration..............................................1.7(a)
Consent Solicitation Statement...........................................5.1(a)
Controlled Group Member....................................................2.12
Development..............................................................2.9(g)
Development Agreements...................................................4.2(i)
DGCL........................................................................1.1
DLLCA.......................................................................1.1
Dissenting Shares..........................................................1.10
Effective Time......................................................1.2(b), 1.3
Election Notice............................................................1.11
Employee Plan..............................................................2.12
Encumbrances.............................................................2.9(a)
Environmental Law..........................................................2.10
Environmental Liabilities and Costs........................................2.10
Equity Commitments.........................................................3.17
ERISA......................................................................2.12
Escrow Agent.............................................................4.7(a)
Escrow Agreement.........................................................4.7(a)
Financing Commitment.......................................................3.17

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DEFINED TERM                                                            SECTION
------------                                                            -------

Fee Plan.................................................................1.7(c)
Flow-Through Entity.....................................................2.14(b)
GAAP........................................................................2.6
Governmental Entity......................................................2.5(b)
HSR Act..................................................................2.5(b)
Hazardous Materials.....................................................2.10(a)
Indebtedness............................................................2.18(b)
Indemnified Parties......................................................5.8(a)
Indemnifying Parties.....................................................5.8(b)
Injunction...............................................................7.1(d)
Knowledge of Buyer.........................................................3.15
Knowledge of Parent........................................................3.15
Knowledge of Seller........................................................2.23
Laws.....................................................................2.5(b)
Lazard.....................................................................2.16
Lehman.....................................................................2.16
Letter of Credit.........................................................4.7(a)
Liens....................................................................2.2(b)
Liquidation Vote............................................................4.2
Material Contract.......................................................2.18(a)
Merger..........................................................Recital A, 1.11
Merger Consideration.....................................................1.7(a)
1940 Act...................................................................2.22
Option Consideration.....................................................1.7(b)
Ordinary Course Liabilities..............................................4.2(q)
Outside Property Management Agreements..................................2.18(e)
Parent.................................................................Preamble
Parent Material Adverse Effect...........................................3.1(a)
Parent's Closing Notice..................................................1.2(d)
Partial Period..............................................................5.9
Partial Period Dividend.....................................................5.9
Partnership Merger .........................................................1.8
Partnership Merger Agreement..........................................Recital E
Paying Agent.............................................................1.9(a)
Pension Plan...............................................................2.12
Person...................................................................2.2(a)
Preferred Merger Consideration...........................................1.7(a)
Property Restrictions....................................................2.9(a)
Proxy Statement..........................................................5.1(a)
Prudential.................................................................2.16
REIT....................................................................2.14(b)
SEC......................................................................2.5(b)
Securities Act..............................................................2.6
Seller.................................................................Preamble

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DEFINED TERM                                                            SECTION
------------                                                            -------

Seller Common Shares.....................................................2.3(a)
Seller Contribution Agreements..........................................2.18(a)
Seller Disclosure Letter..............................................Article 2
Seller Financial Statement Date.............................................2.7
Seller General Partner.....................................................2.25
Seller Material Adverse Change..............................................2.7
Seller Material Adverse Effect..............................................2.1
Seller OP Units.............................................................1.8
Seller Options...........................................................2.3(b)
Seller Partner Approval..................................................2.5(a)
Seller Partnership....................................................Recital E
Seller Partnership Agreement.............................................2.3(e)
Seller Permits.............................................................2.17
Seller Plan..............................................................2.3(a)
Seller Preferred Shares..................................................2.3(a)
Seller Properties..................................................2.9(a), 2.10
Seller SEC Documents........................................................2.6
Seller Shareholder Approval..............................................2.5(a)
Seller Shareholders Meeting..............................................5.1(c)
Seller Subsidiaries......................................................2.2(a)
Seller Unit Holder..........................................................1.8
Seller's Closing Notice..................................................1.2(c)
Seller's Environmental Reports.............................................2.10
Share Unit Account.......................................................1.7(c)
Share Units..............................................................1.7(c)
Subsidiary...............................................................2.2(a)
Superior Acquisition Proposal............................................4.1(d)
Surviving Company.....................................................1.1, 1.11
Surviving Operating Partnership.......................................Recital E
Takeover Statute...........................................................2.20
Tax(es).................................................................2.14(a)
Tax Authority...........................................................2.14(a)
Tax Return(s)...........................................................2.14(a)
Tax Protection Agreements...............................................2.18(i)
Third Party Provisions......................................................8.5
Transactions...............................................................2.25
Transfer Taxes..............................................................5.6
Welfare Plan...............................................................2.12

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                          AGREEMENT AND PLAN OF MERGER


        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of April 13, 1999, is by and among Berkshire Realty Holdings, L.P., a Delaware limited partnership ("Parent"), BRI Acquisition, LLC, a Delaware limited liability company and subsidiary of Parent ("Buyer"), and Berkshire Realty Company, Inc., a Delaware corporation ("Seller").

                                    RECITALS:

        A. The sole member of Buyer and the Board of Directors of Seller deem it advisable and in the best interests of their respective members and stockholders, subject to the conditions and other provisions contained herein, that Buyer shall merge with and into Seller (the "Merger").

        B. Seller has received fairness opinions relating to the transactions contemplated hereby as more fully described herein.

        C. Buyer and Seller desire to make certain representations, warranties and agreements in connection with the transactions contemplated hereby.

        D. Contemporaneously with the execution of this Agreement, BRI Acquisition Sub, LP, a Delaware limited partnership ("Buyer Operating Partnership"), and BRI OP Limited Partnership, a Delaware limited partnership (the "Seller Partnership"), and Parent will enter into a Merger Agreement (the "Partnership Merger Agreement") pursuant to which, immediately prior to the Merger, Buyer Operating Partnership will be merged with and into Seller Partnership with Seller Partnership as the surviving entity ("Surviving Operating Partnership").

        E. Immediately following the Merger, Parent may liquidate Seller and, as a result of such liquidation, Parent would acquire all of the assets, and assume all of the liabilities, of Seller.

        NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                                   THE MERGER

        1.1 The Merger. Upon the terms and subject to the terms and conditions of this Agreement (including, without limitation, Section 1.11), and in accordance with Section 264 of the Delaware General Corporation Law ("DGCL") and
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Section 18-209 of the Delaware Limited Liability Company Act ("DLLCA"), Buyer
shall be merged with and into Seller, with Seller as the surviving entity (the entity surviving the Merger, the "Surviving Company").

        1.2 Closing.

               (a) Subject to Section 1.2(b), Seller's compliance with Section 1.2(c) and the satisfaction (or waiver by the parties entitled to the benefit thereof) of the conditions set forth in Article 6, the closing of the Merger (the "Closing") will take place at 10:00 a.m., local time in Boston, Massachusetts on the date (the "Satisfaction Date") which is the first business day to occur on or after the day which is the later of (i) the 10th calendar day following satisfaction (or waiver by the parties entitled to the benefit thereof) of the conditions set forth in Article 6 (other than Sections 6.2(d), 6.2(g), 6.2(i), 6.3(d) and 6.3(g)) and (ii) October 15, 1999, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, unless another date or place is agreed to in writing by the parties. The date on which the Closing occurs shall be referred to herein as the "Closing Date."

               (b) Notwithstanding the provisions of Section 1.2(a) and subject to Parent's compliance with Section 4.7(b) hereof, Parent may elect to extend the Closing Date to any business day on or prior to December 29, 1999 by delivering written notice of such election to Seller as contemplated under
Section 1.2(d).

               (c) On the first business day after the satisfaction (or waiver by Parent and Buyer) of the conditions set forth in Sections 6.1 and 6.2 (other than Sections 6.2(d), 6.2(g) and 6.2(i)), Seller shall deliver a written notice ("Seller's Closing Notice") to Parent and Buyer which (i) sets forth the date that is the Satisfaction Date and (ii) certifies, as of the date of such notice, the satisfaction (or waiver by Parent and Buyer) of the conditions set forth in Sections 6.1 and 6.2 (other than Sections 6.2(d), 6.2(g) and 6.2(i)).

               (d) At least three business days prior to the Satisfaction Date (as indicated in Seller's Closing Notice), Parent shall deliver a written notice to Seller ("Parent's Closing Notice") indicating one of the following: (i) Parent's determination to exercise the election contemplated by Section 1.2(b) and to extend the Closing Date to such business day on or prior to December 29, 1999 as is set forth in such notice, or (ii) Parent's determination not to exercise the election contemplated by Section 1.2(b), in which case the Closing Date shall be the Satisfaction Date.

               (e) If the Closing Date is extended as contemplated by Section 1.2(b), then for purposes of the conditions set forth in Section 6.2 (other than Sections 6.2(g) and 6.2(i)), all references in the lettered subsections thereof to the terms "Closing Date" and "Effective Time" shall be deemed to mean the Satisfaction Date, and the certificates and other documents to be delivered by the parties pursuant to such Sections shall be delivered on and as of the Satisfaction Date. The parties hereto agree that other than with respect to the conditions set forth in Section 6.2(g) and 6.2(i) (which conditions shall be satisfied or waived by the parties entitled to the

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benefit thereof as of the Closing Date), none of the conditions set forth in
Section 6.2 shall be required to be satisfied at any time after the Satisfaction Date. Notwithstanding the foregoing, for purposes of determining whether Parent or Buyer has the right to terminate this Agreement pursuant to Section 7.1(b), the conditions set forth in Section 6.2(b) shall, in all circumstances, be evaluated as of the Closing Date.

               (f) If the conditions set forth in Sections 6.1 and 6.2 are not satisfied (or waived by Parent and Buyer), or if the certificates and other documents required to be delivered pursuant to Section 6.2 are not delivered, in each case on and as of the Satisfaction Date (as indicated in Seller's Closing Notice), then (i) the Satisfaction Date shall be deemed not to have occurred,
(ii) Seller's Closing Notice and Parent's Closing Notice shall be void and of no further effect, (iii) the Closing shall remain subject to Seller's further compliance with Section 1.2(c) hereof and the Closing shall occur as provided in
Section 1.2(a) and (iv) Parent shall have retained its right, subject to its compliance with Section 1.2(b), to extend the Closing Date as contemplated thereunder.

               (g) If the Satisfaction Date occurs on or before October 29, 1999 and the Closing Date is extended as contemplated by Section 1.2(b) to a date that is after October 29, 1999, then notwithstanding anything to the contrary contained in the first paragraph of Section 5.9, Seller may declare a dividend not to exceed $.25 per Seller Common Share for the dividend for the fourth quarter of 1999 (i.e., with a record date of November 1, 1999).

        1.3 Effective Time. On the Closing Date, the Surviving Company shall execute and file a certificate of merger (the "Certificate of Merger"), executed in accordance with Delaware law, and shall make all other filings and recordings required under Delaware law. The Merger shall become effective at the time ("Effective Time") the Certificate of Merger is filed with the Secretary of State of the State of Delaware, or at such time as Buyer and Seller shall agree should be specified in the Certificate of Merger (not to exceed thirty (30) days after the Certificate of Merger is filed with the Secretary of State of the State of Delaware). Unless otherwise agreed, the parties shall cause the Effective Time to occur on the Closing Date.

        1.4 Effect of Merger on Certificate of Incorporation and By-laws. Subject to Section 1.11, the Restated Certificate of Incorporation, as amended, of Seller and the By-laws of Seller, as in effect immediately prior to the Effective Time, shall constitute the Restated Certificate of Incorporation and By-laws, respectively, of the Surviving Company, from and after the Effective Time, until further amended in accordance with applicable Delaware law.

        1.5 Directors and Officers. Subject to Section 1.11, the directors and officers of the Surviving Company shall be the Persons who were the directors and officers, respectively, of Seller immediately prior to the Effective Time. Such

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directors and officers shall continue to serve for the balance of their unexpired terms or their earlier death, resignation or removal.

        1.6 Effect on Shares. The effect of the Merger on the shares of Seller shall be as provided in this Article 1. Each membership interest of Buyer outstanding immediately prior to the Merger shall be converted, without any action on the part of the holder thereof, into one share of the common stock of the Surviving Company.

        1.7 Merger Consideration.

               (a) Subject to Section 1.10 and Section 5.9 below, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Buyer, Seller or the holders of the following securities, each Seller Common Share (as defined in Section 2.3(a)) issued and outstanding immediately prior to the Effective Time (other than Seller Common Shares held by Parent, Buyer, any wholly-owned subsidiary of Parent or Buyer, or in the treasury of Seller, which shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be canceled and shall cease to exist with no payment being made with respect thereto, and other than Dissenting Shares (as defined in Section 1.10)) shall be converted into the right to receive $12.25 in cash (the "Common Merger Consideration"), without interest thereon, upon surrender of the certificate formerly representing such share. In addition, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Buyer, Seller or the holders of the following securities, each Seller Preferred Share (as defined in Section 2.3(a)) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive the "Change of Control Preference" in the amount of $28.75 per Seller Preferred Share together with 115% of any Accrued Dividends per Seller Preferred Share ("Change of Control Preference" and "Accrued Dividends" each being defined in the Certificate of Designation of the Seller Preferred Shares) (the "Preferred Merger Consideration"), without interest thereon, upon surrender of the certificate formerly representing such share. The Surviving Company shall have the right to, and shall, take all steps necessary to ensure compliance, and shall comply, with all withholding obligations with respect to any foreign stockholders of Seller in connection with the payment of the Merger Consideration. The Preferred Merger Consideration, together with the Common Merger Consideration, is hereinafter referred to as the "Merger Consideration".

               (b) Each outstanding Seller Option (as defined in Section 2.3(b)) shall be subject to the terms of this Agreement. As of the Effective Time, each outstanding Seller Option, whether or not then vested or exercisable, shall have the expiration date thereof accelerated to the Closing Date and shall be converted into the right to receive from the Surviving Company an amount of cash equal to the product of (i) the number of Seller Common Shares subject to the Seller Option and (ii) the excess, if any, of the Common Merger Consideration over the exercise price per Seller Common Share of such option (the "Option Consideration"). Prior to the Effective Time, Seller shall take all steps necessary to give written notice to each

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holder of a Seller Option that all Seller Options shall expire effective as of the Effective Time and be converted into the right to receive the Option Consideration. The Surviving Company shall cause the Paying Agent (as defined in
Section 1.9(a)) to pay each holder of Seller Options, promptly following the Effective Time, the Option Consideration for all Seller Options held by such holder. The Board of Directors of Seller or any committee thereof responsible for the administration of Seller's stock option plans shall take any and all action necessary to effectuate the matters described in this Section 1.7(b) on or before the Effective Time. Any amounts payable pursuant to this Section 1.7(b) shall be subject to any required withholding of taxes and shall be paid without interest. Parent agrees to provide the Surviving Company with sufficient funds to permit the Surviving Company to satisfy its obligations under this
Section 1.7(b).

               (c) The Seller has adopted a Directors Retainer Fee Plan (the "Fee Plan") pursuant to which eligible directors may elect to receive certain fees in cash or in Seller Common Shares or to defer payment of such fees and credit such fees to an account (the "Share Unit Account") consisting of units that are equivalent in value to Seller Common Shares ("Share Units"). The Seller shall take all actions necessary so that all Share Units outstanding immediately prior to the Effective Time shall be canceled immediately prior to the Effective Time in exchange for the right of each holder of Share Units to receive an amount in cash equal to the product of (A) the number of Share Units in such holder's Share Unit Account outstanding immediately prior to the Effective Time and (B) the Common Merger Consideration to be delivered by the Surviving Company immediately following the Effective Time. All applicable withholding taxes attributable to the payments contemplated by this Section 1.7(c) shall be deducted from the amounts payable under this Section 1.7(c) and any amounts payable under this Section 1.7(c) shall be payable without interest. Except as provided in this Section 1.7(c), the Fee Plan shall terminate at the Effective Time.

        1.8 Transactions Relating to Seller Partnership. Contemporaneously with the execution of this Agreement, Parent and Buyer shall cause Buyer Operating Partnership to enter into the Partnership Merger Agreement with Seller Partnership pursuant to which, among other things, (i) Buyer Operating Partnership will be merged with and into Seller Partnership (the "Partnership Merger") with Seller Partnership surviving as the Surviving Operating Partnership and (ii) each holder ("Seller Unit Holder") of units in the Seller Partnership ("Seller OP Units") will be offered the option of receiving either
(A) an amount per Seller OP Unit equal to the Common Merger Consideration or (B) one Class A Preferred Unit (as defined in the Partnership Merger Agreement) for each Seller OP Unit held by such holder or (C) one Class B Unit (as defined in the Partnership Merger Agreement) for each Seller OP Unit held by such holder. Seller hereby consents to the cancellation of the Seller OP Units it owns immediately prior to the effective time of the Partnership Merger in accordance with the provisions of the Partnership Merger Agreement. Buyer hereby consents to the cancellation of its general partnership interest in Buyer Operating Partnership owned immediately prior to the effective time of the

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Partnership Merger in accordance with the provisions of the Partnership Merger
Agreement.

        1.9 Exchange of Certificates; Pre-Closing Dividends: Fractional Shares.

               (a) Prior to the Effective Time, Buyer shall appoint a paying agent reasonably acceptable to Seller to act as agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates formerly representing issued and outstanding Seller Common Shares or Seller Preferred Shares, as applicable, and payment in respect of Seller Options and amounts owing under the Fee Plan.

               (b) Parent and Buyer shall provide to the Paying Agent on or before the Effective Time, for the benefit of the holders of Seller Common Shares, Seller Preferred Shares, Seller Options and Share Units, cash payable in exchange for the issued and outstanding Seller Common Shares, cash payable in exchange for the issued and outstanding Seller Preferred Shares, cash payable in respect of Seller Options and cash payable in respect of Share Units.

               (c) Promptly after the Effective Time, the Surviving Company shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Seller Common Shares or Seller Preferred Shares (the "Certificates")
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Buyer may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Seller Common Shares or Seller Preferred Shares which is not registered in the transfer records of Seller, payment may be made to a Person (as defined in Section 2.2(a)) other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment either shall pay any transfer or other Taxes (as defined in Section 2.14(a)) required by reason of such payment being made to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Company that such Tax or Taxes have been paid or are not applicable. Until surrendered as contemplated by this
Section 1.9, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest. No interest will be paid or will accrue on the Merger Consideration upon the surrender of any Certificate.

               (d) All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Section 1.9 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Seller Common Shares or Seller Preferred Shares, as applicable, formerly represented by such Certificates; provided, however, that Seller shall transfer to the Paying Agent cash sufficient to pay any dividends or make any other distributions with a record date on or prior to the Effective Time which may have been declared or made by Seller on such Seller Common Shares, including without limitation any dividends permitted by the second paragraph of Section 5.9 hereof, or Seller Preferred Shares, as applicable, in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender, and there shall be no further registration of transfers on the stock transfer books of Seller of the Seller Common Shares and Seller Preferred Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Section 1.9.

               (e) None of Parent, Seller, Buyer, the Surviving Company or the Paying Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Merger Consideration delivered to the Paying Agent pursuant to this Agreement that remains unclaimed for 12 months after the Effective Time shall be redelivered by the Paying Agent to the Surviving Company, upon demand, and any holders of Certificates who have not theretofore complied with Section 1.9(c) shall thereafter look only to the Surviving Company for delivery of the Merger Consideration and any unpaid dividends, subject to applicable escheat and other similar Laws (as defined in Section 2.5(b)).

        1.10 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Seller Common Shares and Seller Preferred Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration as provided in Section 1.7, unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, to which such holder is entitled, without interest thereon. Seller shall give Buyer prompt notice of any demands received by Seller for appraisal of shares and, prior to the Effective Time, Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Seller shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

        1.11 Alternative Structure of Merger. While it is currently contemplated that the Merger shall be effected through the merger of Buyer with and into Seller, Parent shall have the option, in its sole discretion and without requiring the further consent of Seller or Seller's Board of Directors or stockholders, to cause the Merger to be effected through an alternative transaction structure of Seller merging into Parent, with Parent being the Surviving Company (the "Alternative Merger"), in which case (i) each general partnership interest and limited partnership interest of Parent issued and outstanding immediately prior to the Effective Time shall be converted in the Merger into a corresponding general partnership interest or limited partnership interest, as the case may be, of the Surviving Company, (ii) the limited partnership agreement of Parent shall be the limited partnership agreement of the Surviving Company and (iii) the general partners and officers of Parent shall be the general partners and officers of the Surviving Company. Parent shall make such election by delivering to Seller a notice (the "Election Notice") electing to effect the Alternative Merger. The Election Notice shall be available for the inspection of any stockholder of Seller upon request during normal business hours. Any such election may be made only after the respective approvals of the Merger and the Partnership Merger by the stockholders of Seller and Seller Unit Holders and after satisfaction (or waiver by the parties entitled to the benefits thereof) of all other conditions to the consummation of the Merger set forth in Article 6. For purposes of this Agreement, (i) all references to the term "Merger" shall be deemed to include the Alternative Merger, except for such references contained in the second sentence of Section
1.6 and in this Section 1.11, and (ii) all references to the term "Surviving Company" shall be deemed to include Parent in its capacity as the surviving entity in the Alternative Merger. As part of the Proxy Statement and the Consent Solicitation Statement and in the manner required by applicable law, Seller shall describe the provisions of this Section 1.11. In the event the Alternative Merger is effectuated, the parties agree that for Federal income tax purposes, the Merger shall be treated as an asset acquisition by Parent, followed by a liquidation of Seller.

        1.12 Further Assurances. If, at any time after the Effective Time, the Surviving Company shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company the right, title or interest in, to or under any of the rights, properties or assets of Seller acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of each of Parent, Buyer and Seller or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Parent, Buyer and Seller or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

                                    ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF SELLER


        Seller represents and warrants to Parent and Buyer, except as set forth in the letter of even date herewith signed by the President of Seller and delivered to Buyer prior to the execution hereof (the "Seller Disclosure Letter") (it being understood that the Seller Disclosure Letter shall be arranged in sections corresponding to the sections contained in this Article 2, and the disclosures in any section of the Seller Disclosure Letter shall qualify all of the representations in the corresponding section of this Article 2 and, in addition, other sections in this Article 2 to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections) as follows:

        2.1 Organization, Standing and Power of Seller. Seller is a corporation duly organized and validly existing under the Laws of Delaware. Seller has the requisite corporate power and authority to carry on its business as now being conducted. Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Seller Material Adverse Effect. Seller has delivered to Buyer complete and correct copies of Seller's Certificate of Incorporation and By-laws, in each case, as amended to the date of this Agreement. As used in this Agreement, "Seller Material Adverse Effect" shall mean a material adverse effect on the business, properties, assets, financial condition, or results of operations of Seller and its Subsidiaries, taken as a whole, including the prevention of the ability of Seller, the Seller General Partner (as defined below) or the Seller Partnership to consummate any of the Transactions (as defined below).

        2.2 Seller Subsidiaries.

               (a) Section 2.2 of the Seller Disclosure Letter sets forth (i) each Subsidiary (as defined below) of Seller (the "Seller Subsidiaries"), (ii) the ownership interest therein of Seller, (iii) if not wholly owned by Seller, the identity and ownership interest of each of the other owners of such Seller Subsidiary and (iv) each apartment community owned by such Subsidiary. As used in this Agreement, "Subsidiary" of any Person (as defined below) means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns 50% or more of the capital stock or other equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity, including, without limitation, the Seller Partnership, but does not include short-term money market investments and other participation interests in short-term investments. As used herein, "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

               (b) (i) All the outstanding shares of capital stock owned by Seller of each Seller Subsidiary that is a corporation have been validly issued and are (A) fully paid, nonassessable and free of any preemptive rights, (B) owned by Seller or by another Seller Subsidiary and (C) owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") or any other limitation or restriction (including any contractual restriction on the right to vote or sell the same) other than restrictions under applicable securities laws; and (ii) all equity interests in each Seller Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by Seller, by another Seller Subsidiary or by Seller and another Seller Subsidiary are owned free and clear of all Liens or any other limitation or restriction (including any contractual restriction on the right to vote or sell the same) other than restrictions under applicable securities laws. Each Seller Subsidiary that is a corporation is duly incorporated and validly existing under the Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each Seller Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the Laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Seller Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Seller Material Adverse Effect. True and correct copies of the certificate of incorporation, By-laws, organization documents and partnership, joint venture and operating agreements of each Seller Subsidiary, and all amendments to the date of this Agreement, have been made available or previously delivered to Buyer.

        2.3 Capital Structure.

               (a) The authorized shares of capital stock of Seller consist of 60,000,000 shares of preferred stock, $0.01 par value per share, of which 2,737,000 shares are issued and outstanding as of the date hereof and are designated as Series 1997-A Convertible Preferred Shares (the "Seller Preferred Shares"), and 140,000,000 shares of Common Stock, $0.01 par value per share (the "Seller Common Shares"), of which 36,727,591 are issued and outstanding as of the date hereof. As of the date hereof, (i) 3,300,000 Seller Common Shares have been reserved for issuance under the Amended and Restated Stock Option Plan of Seller (the "Seller Plan"), under which options in respect of 1,534,300 Seller Common Shares have been granted and are outstanding as of the date hereof, (ii) 9,982,255 Seller Common Shares are reserved for issuance upon conversion of Seller OP Units, (iii) 5,680,917 Seller Common Shares are reserved for issuance upon conversion of the Seller Preferred Shares and (iv) no Seller Preferred Shares or Seller Common Shares are held in the Seller's treasury.

               (b) Set forth in Section 2.3 of the Seller Disclosure Letter is a true and complete list of the following: (i) each qualified or nonqualified option to purchase Seller Common Shares granted under the Seller Plan or any other formal or informal arrangement ("Seller Options"); (ii) each grant of Seller Common Shares to employees which are subject to any risk of forfeiture; and (iii) all other warrants or other rights to acquire stock, all limited stock appreciation rights, phantom stock, dividend equivalents, performance units and performance shares granted under the Seller Plan which are outstanding as of the date hereof. On the date of this Agreement, except as set forth in this Section
2.3 or Section 2.3 of the Seller Disclosure Letter, no shares of capital stock of Seller were outstanding or reserved for issuance.

               (c) All outstanding shares of capital stock of Seller are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Seller having the right under applicable law or Seller's Certificate of Incorporation or By-laws to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Seller may vote.

               (d) There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Seller or any Seller Subsidiary is a party or by which any such entity is bound, obligating Seller or any Seller Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Seller or any Seller Subsidiary or obligating Seller or any Seller Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Seller or a Seller Subsidiary). There are no outstanding obligations of Seller or any Seller Subsidiary to repurchase, redeem or otherwise acquire any shares of stock of Seller or shares of stock or other ownership interests of any Seller Subsidiary.

               (e) As of the date hereof, 46,376,824 Seller OP Units are validly issued and outstanding, fully paid and nonassessable except to the extent provided by applicable law, of which 36,414,986 are owned by Seller and 312,605 are owned by Berkshire Apartments, Inc. Section 2.3 of the Seller Disclosure Letter sets forth the name of each Seller Unit Holder and the number of Seller OP Units owned by each such Seller Unit Holder as of the date of this Agreement. The Seller OP Units are subject to no restriction established by Seller or under applicable law (other than restrictions on sale imposed by applicable securities laws) except as set forth in the Amended and Restated Limited Partnership Agreement of the Seller Partnership (the "Seller Partnership Agreement") and Seller Contribution Agreements. Seller Partnership has not issued or granted and is not a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, issuing interests in Seller Partnership or securities convertible into interests in Seller Partnership.

               (f) All dividends on Seller Common Shares and distributions on Seller OP Units which have been declared prior to the date of this Agreement have been paid in full (except for the dividend on Seller Common Shares and distributions on Seller OP Units payable on May 15, 1999).

        2.4 Other Interests. Neither Seller nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in the Seller Subsidiaries and short-term investment securities). Neither Seller nor any of the Seller Subsidiaries is in material breach of any provision of any agreement, document or contract governing its rights in or to any such interests owned or held by it. To the Knowledge of Seller (as defined in Section 2.23), no other party to any such agreement, document or contract is in material breach of any of its obligations under any such agreement, document or contract, nor has Seller or any of Seller's Subsidiaries received any notice of any such material breach.

        2.5 Authority; Noncontravention; Consents.

               (a) Seller has the requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by holders of (i) a majority of the outstanding Seller Preferred Shares and (ii) a majority of the Seller Common Shares and Seller Preferred Shares (voting on an as-converted basis), voting as a single class, representing a majority of the issued and outstanding Seller Common Shares (after giving effect to a deemed conversion of the Seller Preferred Shares) of the Seller (collectively, the "Seller Shareholder Approval"), to consummate the transactions contemplated by this Agreement to which Seller is a party. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement to which Seller is a party have been duly authorized by all necessary corporate action on the part of Seller, except for and subject to the Seller Shareholder Approval and approval by the holders of a majority of the limited partnership interest in the Seller Partnership (the "Seller Partner Approval"). This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors' rights and general principles of equity. The respective Boards of Directors of Seller and the Seller General Partner have duly and validly approved, and taken all corporate or partnership action required to be taken by them for the consummation of the Transactions, including but not limited to all actions required to render inapplicable to the Merger and this Agreement (and the transactions provided for herein) the restrictions on "business combinations" (as defined in Section 203(a)(1) of the DGCL) set forth in Section 203 of the DGCL.

               (b) The execution and delivery of this Agreement by Seller do not, and the consummation of the transactions contemplated by this Agreement to which Seller is a party and compliance by Seller with the provisions of this Agreement will not, require any consent, approval or notice under, or conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Seller or any Seller Subsidiary under, (i) the Certificate of Incorporation or the Amended and Restated By-laws of Seller or the comparable certificate of incorporation or organizational documents or partnership or similar agreement (as the case may be) of any Seller Subsidiary, each as amended or supplemented to the date hereof, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease, joint venture agreement, development agreement, benefit plan or other agreement, instrument, permit, concession, franchise or license applicable to Seller or any Seller Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "Laws") applicable to Seller or any Seller Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) (other than such items relating to the incurrence of indebtedness) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not reasonably be expected to (x) have a Seller Material Adverse Effect or (y) prevent or delay beyond December 31, 1999 the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to Seller or any Seller Subsidiary in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated by this Agreement, except for (i) the filing with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange of the Proxy Statement (as defined in Section 5.1(a)) and any filings required by the Exchange Act (including Schedule 13E-3), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware,
(iii) the filing of a certificate of merger with the Secretary of State of the State of Delaware with respect to the Partnership Merger, (iv) any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (v) the filing of a Form D with the SEC with respect to the transaction contemplated by the Partnership Merger Agreement and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Section 2.5 of the Seller Disclosure Letter,
(B) as may be required under (y) federal, state or local environmental Laws or
(z) the "blue sky" laws of various states, to the extent applicable or (C) which, if not obtained or made, would not prevent or delay beyond December 31, 1999 the consummation of any of the transactions contemplated by this Agreement or otherwise prevent or delay beyond December 31, 1999 Seller from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Seller Material Adverse Effect.

        2.6 SEC Documents; Financial Statements; Undisclosed Liabilities.

               (a) Seller has filed all Seller SEC Documents (as defined below) on a timely basis. Section 2.6 of the Seller Disclosure Letter contains a complete list of all Seller SEC Documents filed by Seller or Seller Partnership with the SEC since January 1, 1999 and on or prior to the date of this Agreement. All of the Seller SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in each case, the rules and regulations promulgated thereunder applicable to such Seller SEC Documents. None of the Seller SEC Documents at the time of filing contained, or will contain at the time of filing if not yet filed, any untrue statement of a material fact or omitted, or will omit at the time of filing if not yet filed, to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Seller SEC Documents filed and publicly available. The consolidated financial statements of Seller included in the Seller SEC Documents complied (or, with respect to the Seller SEC Documents that have not been filed on or before the date hereof, will comply) as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared (or will be prepared) in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented (or will fairly present) in all material respects, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Seller and its Subsidiaries, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Seller has no Subsidiaries which are not consolidated for accounting purposes.

               (b) Except (i) for liabilities or obligations incurred in the ordinary course of business, (ii) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement, or (iii) as disclosed in the Seller SEC Documents filed after December 31, 1998 or in the Seller Disclosure Letter, Seller and its Subsidiaries have no material liabilities or obligations (whether absolute, accrued, contingent or otherwise). As used herein, "Seller SEC Documents" shall mean all reports, schedules, forms, statements and other documents required to be filed by the Seller with the SEC since January 1, 1996; provided that with respect to all representations and warranties of Seller contained in this Article 2 (except those contained in Section 2.6(a)), references to Seller SEC Documents shall refer only to those filings made prior to the date hereof.

        2.7 Absence of Certain Changes or Events. Except as disclosed in the Seller SEC Documents, since the date of the most recent audited financial statements included in the Seller SEC Documents (the "Seller Financial Statement Date"), Seller and its Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition of properties and issuance of securities) and, except as disclosed in the Seller SEC Documents or the Seller Disclosure Letter, there has not been (a) any Seller Material Adverse Change (as defined below), (b) except for regular quarterly distributions not in excess of $.25 per Seller Common Share or Seller OP Unit and dividends on the Seller Preferred Shares in accordance with the terms of Seller's Certificate of Incorporation, respectively (or as necessary to maintain REIT status), in each case subject to rounding adjustments as necessary and with customary record and payment dates, and except as permitted by Section 5.9 of this Agreement, any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Seller Common Shares, the Seller OP Units or the Seller Preferred Shares,
(c) any split, combination or reclassification of the Seller Common Shares, the Seller OP Units or the Seller Preferred Shares or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of stock of Seller or partnership interests in Seller partnerships or any issuance of an ownership interest in, any Seller Subsidiary, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would reasonably be likely to have a Seller Material Adverse Effect, (e) any change in financial or tax accounting methods, principles or practices by Seller or any Seller Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP, (f) (x) any granting by Seller or any of its Subsidiaries to any officer or other key employee of Seller or any of its Subsidiaries of any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice or as required under employment agreements in effect as of December 31, 1998, (y) any granting by Seller or any of its Subsidiaries to any such officer or key employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of December 31, 1998 or (z) any entry by Seller or any of its Subsidiaries into any employment, severance or termination agreement with any such officer or key employee except in the ordinary course of business consistent with past practice, (g) any acquisition or disposition of any real property, or any commitment to do so, made by Seller or any of its Subsidiaries or (h) any making or revocation of any material tax election. As used in this Agreement, "Seller Material Adverse Change" shall mean (i) any material adverse change in the business, properties, assets, financial condition or results of operations of Seller and its Subsidiaries, taken as a whole, or (ii) any other change that would prevent or delay beyond December 31, 1999 the ability of Seller, the Seller General Partner or the Seller Partnership from consummating any of the Transactions.

        2.8 Litigation. Except as disclosed in the Seller SEC Documents, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Seller and its Subsidiaries (a) which are covered by adequate insurance or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, as of the date hereof, there are no suits, actions or proceedings pending (in which service of process has been received by an employee of Seller or an Seller Subsidiary) or, to the Knowledge of Seller, threatened in writing against or affecting Seller or any Seller Subsidiary that, individually or in the aggregate, would reasonably be expected to (i) have a Seller Material Adverse Effect or (ii) prevent or delay beyond December 31, 1999 the consummation of any of the material transactions contemplated by this Agreement, nor are there any judgments, decrees, injunctions, rules or orders of any court or arbitrator or suits, actions or proceedings pending or threatened in writing by any Governmental Entity outstanding against Seller or any of its Subsidiaries with respect to any of the Transactions. Notwithstanding the foregoing, (y) Section
2.8 of the Seller Disclosure Letter sets forth, as of the date hereof, each and every (i) uninsured claim with respect to which if determined adversely would reasonably be expected to result in a dollar cost to Seller or its Subsidiaries in excess of $100,000, (ii) equal employment opportunity claim against Seller or a Seller Subsidiary with respect to which if determined adversely would reasonably be expected to result in a cost in excess of $100,000 and (iii) claim against Seller or a Seller Subsidiary relating to sexual harassment and/or discrimination pending or, to the Knowledge of Seller, threatened as of the date hereof with respect to which if determined adversely would reasonably be expected to result in a cost in excess of $100,000, in each case with a brief summary of such claim or threatened claim and (z) no claim is pending or has been made within the five-year period ending on the date of this Agreement under any director's or officer's liability insurance policy maintained at any time by Seller or by any of its Subsidiaries.

        2.9 Properties.

               (a) Seller or a Seller Subsidiary set forth in Section 2.2 of the Seller Disclosure Letter owns good and marketable fee simple title to each of the real properties identified in Section 2.2 of the Seller Disclosure Letter (collectively, the "Seller Properties" and each, a "Seller Property"), which are all of the real properties owned by them as of the date hereof. Except as set forth in the existing title reports identified in clause (iii) below and except for any easements granted in the ordinary course of business since the date of such title reports which do not have a material adverse effect on the operation of any of the Seller Properties, no other Person has any real property ownership interest in any of the Seller Properties. The Seller Properties are not subject to any rights of way, written agreements, Laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions") or Liens (including Liens for Taxes), mortgages or deeds of trust, claims against title, charges which are Liens, security interests or other encumbrances on title (the "Encumbrances"), except for (i) Property Restrictions and Encumbrances set forth in Section 2.9(a)(i) of the Seller Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, which, individually or in the aggregate, would not have a Seller Material Adverse Effect, (iii) Property Restrictions and Encumbrances disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered to Sullivan & Cromwell or made available to Buyer's representatives at the offices of Hale and Dorr LLP on or prior to February 18,
1999); provided that such Encumbrances secure either indebtedness which is described in the Seller Disclosure Letter or indebtedness which has been discharged in full, and (iv) mechanics', carriers', workmen's, repairmen's Liens and other Encumbrances and Property Restrictions, if any, which, individually or in the aggregate, would not have a Seller Material Adverse Effect. Section 2.9 of the Seller Disclosure Letter lists each of the Seller Properties which is under development as of the date of this Agreement and describes the status of such development as of the date hereof.

               (b) Valid policies of title insurance have been issued insuring Seller or the applicable Seller Subsidiary's fee simple title to each of the Seller Properties owned by it in amounts at least equal to the purchase price thereof paid by Seller or its Subsidiary subject only to the matters disclosed above and in Section 2.9(b) of the Seller Disclosure Letter. Such policies are, at the date hereof, in full force and effect. No claim has been made against any such policy.

               (c) Seller has not failed to obtain and maintain in full force and effect a certificate, permit or license from any governmental authority having jurisdiction over any of the Seller Properties which failure, individually or in the aggregate, would have a Seller Material Adverse Effect. There is no pending threat of modification or cancellation of any of same which, individually or in the aggregate, would have a Seller Material Adverse Effect. There is no notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement issued by any governmental authority which, individually or in the aggregate, would have a Seller Material Adverse Effect. There has been no physical damage to any Seller Properties which, individually or in the aggregate, would have a Seller Material Adverse Effect for which there is no insurance in effect covering the cost of the restoration.

               (d) Neither Seller nor any of the Seller Subsidiaries has received any notice with respect to any Seller Property to the effect that any condemnation or rezoning proceedings are pending or threatened which, individually or in the aggregate, would have a Seller Material Adverse Effect. All work to be performed, payments to be made and actions to be taken by Seller or the Seller Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) material to Seller and the Seller Subsidiaries taken as a whole have been performed, paid or taken, as the case may be, and Seller has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements that are material to Seller and the Seller Subsidiaries taken as a whole.

               (e) Except as set forth in Section 2.9(e) of the Seller Disclosure Letter, all of the Seller's Properties are self-managed.

               (f) The rent roll for the Seller's Properties as of February 1, 1999 has been previously delivered to Buyer and was complete and correct in all material respects as of the date thereof.

               (g) Except as set forth in Section 2.9(g) of the Seller Disclosure Letter, no Seller Property is currently under development or subject to any agreement with respect to development, and neither Seller nor any Seller Subsidiary shall enter into any such agreements between the date hereof and the Effective Time without the prior written approval of Buyer; provided, however, that "development" shall not include capital improvements made in the ordinary course of business to existing Seller Properties and repairs made to existing Seller Properties.

               (h) No Governmental Entity having jurisdiction over any Seller Property under development has denied or rejected any applications by Seller for a certificate, permit or license with respect to such Seller Property, which denial or rejection, individually or in the aggregate, would have a Seller Material Adverse Effect.

               (i) For purposes of this Section 2.9, all individual items that are qualified by Seller Material Adverse Effect and do not cause a representation set forth in this Section 2.9 to be untrue because such items individually do not have a Seller Material Adverse Effect shall be aggregated and the representations set forth in this Section 2.9 shall be deemed to be untrue if the aggregate of all of such individual matters has a Seller Material Adverse Effect.

               (j) All buildings, structures and other improvements in, on or within the Seller Properties are in good operating condition and repair, subject to continued repair and replacement in accordance with past practice except for any failures to be in such condition and repair that would not, individually or in the aggregate, have a Seller Material Adverse Effect.

        2.10 Environmental Matters.

               (a) Except as disclosed in the Seller SEC Documents and Seller's Environmental Reports (as defined below) previously made available to Buyer, to Seller's knowledge, none of Seller, any of the Seller Subsidiaries or any other Person has caused or permitted (i) the presence of any hazardous substances, hazardous materials, toxic substances or waste materials, pollutants, contaminants, and materials regulated or defined or designated as hazardous, extremely or imminently hazardous, dangerous, or toxic pursuant to any local, county, state, territorial or federal governmental authority or with respect to which such a governmental authority otherwise requires environmental investigation, monitoring, reporting or remediation (collectively, "Hazardous Materials") on any of the Seller Properties that is not in compliance with, or that would result in any liability under, any Environmental Law or (ii) any spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the Seller Properties as a result of any construction on or operation and use of the Seller Properties, which presence or occurrence would, individually or in the aggregate, have a Seller Material Adverse Effect; and in connection with the construction on or operation and use of the Seller Properties, Seller and the Seller Subsidiaries have complied with all applicable local, state and federal Environmental Laws, including all regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials, except to the extent such failure to comply, individually or in the aggregate, would not have a Seller Material Adverse Effect. With respect to each Seller Property, since the date of the most recent Seller's Environmental Report relating to such Seller Property, except where the failure of any of the following to be true individually or in the aggregate would not have a Seller Material Adverse Effect, (i) the assets, properties, businesses and operations of Seller and its Subsidiaries are and have been in compliance with applicable Environmental Laws, (ii) Seller and its Subsidiaries have obtained, currently maintain and, as currently operating, are in compliance with all Seller Permits necessary under any Environmental Law for the conduct of the business and operations of Seller and its Subsidiaries in the manner now conducted, and there are no actions or proceedings pending or threatened to revoke or materially modify such Seller Permits, (iii) no Hazardous Materials have been used, stored, manufactured, treated, processed or transported to or from any such Seller Property except as necessary to the customary conduct of business and in compliance with law and in a manner that does not result in liability under Environmental Laws; (iv) there have been no spills, releases, discharges or disposals of Hazardous Materials on or from such Seller Property; and (v) Seller and Seller Subsidiaries have not received any notice of potential responsibility, letter of inquiry or notice of alleged liability from any Person regarding such Seller Property or the business conducted thereon. For the purposes of this Paragraph 2.10 only, "Seller Properties" shall be deemed to include all property formerly owned, operated or leased by Seller or Seller Subsidiaries; solely, however, as to the period of time when such property was so owned, operated or leased by Seller or the Seller Subsidiaries. Seller has previously delivered or made available to Buyer complete copies of all final versions of environmental investigations and testing or analysis (other than those which have been superseded by more recent investigations, testing or analyses) that are in the possession, custody or control of any of Seller or any of the Seller Subsidiaries with respect to the environmental condition of the Seller Properties, all of which are listed in Section 2.10 of the Seller Disclosure Letter ("Seller's Environmental Reports").

               (b) Except as set forth in Seller's Environmental Reports, (i) there are no asbestos-containing materials, lead-based paints, or radon at, in or part of any facility owned, operated or leased by Seller or any of its Subsidiaries, the presence of which, individually or in the aggregate, would reasonably be expected to result in Seller incurring Environmental Liabilities and Costs aggregating $30 million or more and (ii) there are no underground storage tanks owned, operated or controlled by Seller or its Subsidiaries on any real property owned, operated or leased by Seller, the presence of which, individually or in the aggregate, would be reasonably expected to result in Seller incurring Environmental Liabilities and Costs aggregating $30 million or more.

               (c) For purposes of this Agreement, the terms below shall have the following meanings:

               "Environmental Law" means any law (including, without limitation, common law), regulation, ordinance, guideline, code, decree, judgment, order, permit or authorization or other legally enforceable requirement of any Governmental Entity relating to or imposing liability with respect to worker or public safety or the indoor or outdoor environment or natural resources, including, without limitation, pollution, contamination, Hazardous Materials, cleanup, regulation and protection of the air, natural resources, water or soils in the indoor or outdoor environment; and

               "Environmental Liabilities and Costs" means all losses, liabilities, damages, fines, penalties, obligations, costs or expenses (including, without limitation, fees, disbursements, expenses of legal counsel, experts and engineers and the costs of investigation and cleanup studies and to remove, treat or clean up Hazardous Materials) incurred, assessed or levied pursuant to any Environmental Law.

        2.11 Related Party Transactions. Set forth in Section 2.11 of the Seller Disclosure Letter is a list of all arrangements, agreements and contracts entered into by Seller or any of the Seller Subsidiaries with any Person who is an officer, director or Affiliate (as defined below) of Seller, or any entity of which any of the foregoing is an Affiliate, except those of a type available to Seller employees generally. Such documents, copies of all of which have previously been delivered or made available to Buyer, are listed in Section 2.11 of the Seller Disclosure Letter. As used in this Agreement, the term "Affiliate" shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.

        2.12 Employee Benefits. As used herein, the term "Employee Plan" includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other material employee benefit plan, trust, employment agreement, contract, agreement, policy or commitment (including, without limitation, any pension plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder ("ERISA") ("Pension Plan"), and any welfare plan as defined in
Section 3(1) of ERISA ("Welfare Plan")), whether any of the foregoing is funded, insured or self-funded, written or oral, (i) sponsored or maintained by Seller or its Subsidiaries (each a "Controlled Group Member") and covering any Controlled Group Member's active or former employees (or their beneficiaries),
(ii) to which any Controlled Group Member is a party or by which any Controlled Group Member (or any of the rights, properties or assets thereof) is bound or
(iii) with respect to which any current Controlled Group Member may otherwise have any material liability (whether or not such Controlled Group Member still maintains such Employee Plan). Each Employee Plan is listed in Section 2.12 of the Seller Disclosure Letter. With respect to the Employee Plans:

               (a) Except as disclosed in Section 2.12 of the Seller Disclosure Letter, no Controlled Group Member has any continuing liability under any Welfare Plan which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment, except as may be required by Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), or Section 601 (et seq.) of ERISA, or under any applicable state law, and at the expense of the participant or the beneficiary of the participant.

               (b) Each Employee Plan complies in all material respects with the applicable requirements of ERISA and any other applicable law governing such Employee Plan, and each Employee Plan has at all times been properly administered in all material respects in accordance with all such requirements of law, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of law. Each Pension Plan which is intended to be qualified is qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS stating that such Plan meets the requirements of Section 401(a) of the Code and that the trust associated with such Plan is tax exempt under Section 501(a) of the Code and to the Knowledge of Seller no event has occurred which would jeopardize the qualified status of any such plan or the tax exempt status of any such trust under Sections 401(a) and Section 501(a) of the Code, respectively, except in circumstances in which, individually or in the aggregate, the failure to so qualify or be tax exempt would not have a Seller Material Adverse Effect. No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any Person or Governmental Entity have been filed or are pending which, individually or in the aggregate, would have a Seller Material Adverse Effect and, to the Knowledge of Seller, there is no fact or contemplated event which would be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Employee Plan that would have a Seller Material Adverse Effect. Without limiting the foregoing, except in the case of the following clauses (i) through (vi) as would not individually or in the aggregate have a Seller Material Adverse Effect, the following are true with respect to each Employee Plan:

                      (i) all Controlled Group Members have filed or caused to
               be filed every material return, report statement, notice, declaration and other document required by any law or governmental agency, federal, state and local (including, without limitation, the Internal Revenue Service and the Department of Labor) with respect to each such Employee Plan, each of such filings has been complete and accurate in all material respects and no Controlled Group Member has incurred any material liability in connection with such filings;

                      (ii) all Controlled Group Members have delivered or caused to be delivered to every participant, beneficiary and other party entitled to such material, all material plan descriptions, returns, reports, schedules, notices, statements and similar materials, including, without limitation, summary plan descriptions and summary annual reports, as are required under Title I of ERISA, the Code, or both, and no Controlled Group Member has incurred any material liability in connection with such deliveries;

                      (iii) all contributions and payments with respect to
               Employee Plans that are required to be made by a Controlled Group Member with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan or policy year to the Closing Date) have been, or will be, made or accrued before the Closing Date in accordance with the appropriate plan document, actuarial report, collective bargaining agreements or insurance contracts or arrangements or as otherwise required by ERISA or the Code;

                      (iv) with respect to each such Employee Plan, to the
               extent applicable, Seller has delivered to or has made available to Buyer true and complete copies of (A) plan documents, or any and all other documents that establish the existence of the plan, trust, arrangement, contract, policy or commitment and all amendments thereto, (B) the most recent determination letter, if any, received from the Internal Revenue Service, (C) the three most recent Form 5500 Annual Reports (and all schedules and reports relating thereto) and actuarial reports and (D) all related trust agreements, insurance contract or other funding agreements that implement each such Employee Plan;

                      (v) no payment made or to be made to an officer, director
               or employee pursuant to an Employee Plan either before, on, or after consummation of the transactions contemplated by this Agreement shall constitute an "excess parachute payment" within the meaning of Section 280G of the Code; and

                      (vi) consummation of the transactions contemplated by this
               Agreement shall not (A) give rise to a severance pay obligation with respect to those employees who continue employment with the Surviving Corporation or (B) enhance or trigger (including acceleration of vesting, payment or funding) any benefits under any Employee Plan.

               (c) With respect to each Employee Plan, there has not occurred, and no Person or entity is contractually bound to enter into, any "prohibited transaction" within the meaning of Section 4975(c) of the Code of Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or
Section 408 of ERISA which, individually or in the aggregate, would have a Seller Material Adverse Effect.

               (d) No Controlled Group Member has maintained or been obligated to contribute to any Employee Plan subject to Code Section 412 or Title IV of ERISA.

        2.13 Employee Matters. Neither Seller nor any of the Seller Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or other labor organization, nor has Seller or any of the Seller Subsidiaries agreed that any unit of its employees is appropriate for collective bargaining. No union or other labor organization has been certified as bargaining representative for any of Seller's employees. To the Knowledge of Seller, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Seller or any of the Seller Subsidiaries.

        2.14 Taxes.

               (a) Each of Seller and the Seller Subsidiaries and any consolidated, combined, unitary or aggregate group for tax purposes of which Seller or any Seller Subsidiary is or has been a member has timely filed all Tax Returns (as defined below) required to be filed by it (after giving effect to any timely filed extension properly granted by a Tax Authority (as defined below) having authority to do so) and has timely paid (or Seller has timely paid on its behalf) all Taxes (as defined below) shown on such Tax Returns as required to be paid by it except (i) as set forth in Section 2.14 of the Seller Disclosure Letter, (ii) Taxes that are being contested in good faith by appropriate proceedings and for which Seller or the applicable Seller Subsidiary shall have set aside on its books adequate reserves or (iii) where the failure to file such Tax Returns or pay such Taxes would not have a Seller Material Adverse Effect. Each such Tax Return is complete and accurate except where any failure to be complete and accurate would not have a Seller Material Adverse Effect. The most recent audited financial statements contained in the Seller SEC Documents reflect an adequate reserve for all Taxes payable by Seller and the Seller Subsidiaries for all taxable periods and portions thereof through the date of such financial statements except where any failure would not have a Seller Material Adverse Effect. Since the Seller Financial Statement Date, Seller has incurred no liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Sec tion 857(b)(6) of the Code, and neither Seller nor any Seller Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a risk that any Tax described in the preceding sentence will be imposed upon Seller or any Seller Subsidiary except where any failure would not have a Seller Material Adverse Effect. No material deficiencies for any Taxes have been proposed, asserted or assessed against Seller or any Seller Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending and no extensions of time to assess any such Taxes are in effect. All Taxes required to be withheld, collected and paid over to any Tax Authority by the Seller and any Seller Subsidiary have been timely withheld, collected and paid over to the proper Tax Authority except where failure to do so would not have a Seller Material Adverse Effect. Except as set forth in
Section 2.14 of the Seller Disclosure Letter, there are no material pending actions or proceedings by any Taxing Authority for assessment or collection of any Tax. Complete copies of all federal, state and local income or franchise Tax Returns that have been filed by Seller and each Seller Subsidiary for all taxable years beginning on or after January 1, 1996, all extensions filed with any Tax Authority that are currently in effect and all written communications with a Taxing Authority relating thereto, have been or will hereafter promptly be delivered to the Buyer and the representatives of the Buyer. No claim has been made by a Taxing Authority in a jurisdiction where Seller or any Seller Subsidiary does not file Tax Returns that it is or may be subject to taxation by the jurisdiction except where the failure to file such Tax Return would not have a Seller Material Adverse Effect. Neither the Seller nor any Seller Subsidiary holds any material asset (A) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under Internal Revenue Service Notice 88-19, or (B) that is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder. Except as set forth in Section 2.14 of the Seller Disclosure Letter, neither the Seller, nor any Seller Subsidiary is obligated to make after the Closing any payment that would not be deductible pursuant to Section 162(m) of the Code except where the lack of such deduction would not have a Seller Material Adverse Effect. Except as set forth in Section 2.14 of the Seller Disclosure Letter, neither Seller nor any Seller Subsidiary is party to, nor has any liability under (including liability with respect to any predecessor entity), any indemnification, allocation or sharing agreement with respect to Taxes. As used in this Agreement, "Tax" or "Taxes" shall include all federal, state, local and foreign income, property, sales, use, occupancy, transfer, recording, withholding, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to tax with respect thereto. As used in this Agreement, "Tax Return" or "Tax Returns" shall include all original and amended returns and reports (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a Tax Authority in any jurisdiction. As used in this Agreement, "Tax Authority" shall mean the Internal Revenue Service and any other domestic or foreign bureau, department, entity, agency or other Governmental Entity responsible for the administration of any Tax.

               (b) Seller (i) for all taxable years commencing with its initial taxable year through December 31, 1998 has been properly subject to taxation as a real estate investment trust (a "REIT") within the meaning of Section 856 of the Code and has qualified as a REIT for such years, (ii) has operated since December 31, 1998, and will continue to operate to the Closing, in such a manner as to qualify as a REIT for the taxable year beginning January 1, 1999 determined as if the taxable year of the REIT ended as of the Closing and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and no such challenge is pending or to Seller's Knowledge threatened. Each Seller Subsidiary which is a partnership, joint venture or limited liability company (i) has been since its formation and continues to be treated for federal income tax purposes as a partnership or disregarded as a separate entity, as the case may be, and has not been treated for federal income tax purposes as a corporation or an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by Seller of a direct or indirect interest therein owned any assets (including, without limitation, securities) that would cause Seller to violate Section 856(c)(4) of the Code. The nature of the assets of the Seller and the Seller Subsidiaries is such that the sale of all of the assets owned by them would not cause the Seller to be disqualified as a REIT under Code Section 856(c)(2) or 856(c)(3) or otherwise. The Seller has not elected and will not elect to pay Tax on any capital gain recognized on or after January 1, 1999. Each Seller Subsidiary which is a corporation has been since its formation a qualified REIT subsidiary under Section 856(i) of the Code. Seller Partnership is not a publicly traded partnership within the meaning of Section 7704 of the Code, and the interests in the Seller Partnership are not considered to be (i) traded on an established securities market or (ii) readily tradable on a secondary market or the substantial equivalent thereof under either Internal Revenue Service Notice 88-75 or Treasury Regulations Section 1.7704-1. In the case of a partner of Seller Partnership that is a Flow-Through Entity (as defined below), no Person owning an interest in such Flow-Through Entity (directly or through another Flow-Through Entity) is treated as a partner of the Seller Partnership under either Internal Revenue Service Notice 88-75 or Treasury Regulation Section 1.7704-1(h)(3). For purposes of this Section 2.14(b), "Flow-Through Entity" means an entity classified as a partnership, a grantor trust or an S corporation for federal income tax purposes.

               (c) For purposes of this Section 2.14, all individual items that are qualified by Seller Material Adverse Effect and do not cause a representation set forth in this Section 2.14 to be untrue because such items individually do not have a Seller Material Adverse Effect shall be aggregated and the representations set forth in this Section 2.14 shall be deemed to be untrue if the aggregate of all of such individual matters has a Seller Material Adverse Effect.

        2.15 No Payments to Employees, Officers or Directors. Section 2.15 of the Seller Disclosure Letter contains a true and complete list of all cash and non-cash payments, rights to property or other contract rights which will become payable, accelerated or vested to or in each employee, officer or director of Seller or any Seller Subsidiary as a result of the Merger. There is no employment or severance contract, or other agreement requiring payments or an increase in existing payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer or director of Seller or any Seller Subsidiary.

        2.16 Brokers. No broker, investment banker, financial advisor or other Person, other than Lazard Freres & Co. LLC ("Lazard"), Lehman Brothers Inc. ("Lehman") and Prudential Securities Incorporated ("Prudential"), the fees and expenses of which are as described in the engagement letters dated May 22, 1998, as amended on July 27, 1998, May 26, 1998, and December 17, 1998, respectively, and, in the case of Prudential, as further amended on April 13, 1999, true and correct copies of which have previously been given to Buyer, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller or any Seller Subsidiary.

        2.17 Compliance With Laws. Except as set forth on Section 2.17 of the Seller Disclosure Letter, (i) neither Seller nor any of the Seller Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure has not had or would not reasonably be expected to have a Seller Material Adverse Effect; (ii) Seller and its Subsidiaries have, and are in compliance with, all permits, licenses, certificates, franchises, registrations, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of their businesses, taken as a whole ("Seller Permits"), except where the failure to comply has not had or would not reasonably be expected to have a Seller Material Adverse Effect; and (iii) no investigation by any Governmental Entity with respect to the Seller or the Seller Subsidiaries is pending or, to the knowledge of the Seller, threatened, other than investigations which, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.

        2.18 Contracts; Debt Instruments.

               (a) Except as disclosed in the Seller SEC Documents, there is no contract or agreement that purports to limit in any material respect the geographic location in which Seller or any Seller Subsidiary may conduct its business. Neither Seller nor any Seller Subsidiary (i) is in violation of or in default under any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound (each, a "Material Contract"), nor (ii) to the Knowledge of Seller does such a violation or default exist, except to the extent that such violation or default referred to in clauses (i) or (ii), individually or in the aggregate, would not have a Seller Material Adverse Effect. Each Material Contract which has not been filed as an Exhibit to any of the Seller SEC Documents has been previously delivered to Sullivan & Cromwell or made available to Buyer's representatives at the offices of Hale and Dorr LLP on or prior to February 18, 1999, and a list of all Material Contracts that have not been so filed is set forth in Section 2.18(a) of the Seller Disclosure Letter. Seller has previously delivered to Sullivan & Cromwell or made available to Buyer's representatives at the offices of Hale and Dorr LLP on or prior to February 18, 1999, all contracts and other agreements relating to the contribution of assets to Seller Partnership in exchange for Seller OP Units (the "Seller Contribution Agreements"). Except as set forth in
Section 2.18(a) of the Seller Disclosure Letter, neither Seller nor any of its Subsidiaries is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Contract to which it is a party where such default, individually or in the aggregate, would reasonably be expected to have a Seller Material Adverse Effect.

               (b) Section 2.18(b) of the Seller Disclosure Letter sets forth a list as of the date hereof of each loan or credit agreement, note, bond, mortgage, indenture and any other agreement and instrument pursuant to which any Indebtedness (as defined below) of Seller or any of Seller Subsidiaries, other than Indebtedness payable to Seller or a Seller Subsidiary, is outstanding or may be incurred in an amount in excess of $50,000, together with the amount outstanding thereunder as of the date hereof. For purposes of this Section 2.18, "Indebtedness" shall mean (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional sale or other title retention agreements relating to property purchased by such Person, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof) and (v) guarantees of any such indebtedness of any other Person.

               (c) To the extent not set forth in response to the requirements of Section 2.18(b), Section 2.18 of the Seller Disclosure Letter sets forth as of the date hereof each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction, in each case involving $50,000 or more, to which Seller or any Seller Subsidiary is a party or an obligor with respect thereto.

               (d) Neither Seller nor any of the Seller Subsidiaries is a party to any agreement relating to the management of any of the Seller Properties by any Person other than Seller Partnership.

               (e) Neither Seller nor any of the Seller Subsidiaries is a party to any agreement pursuant to which Seller or any Seller Subsidiary manages any real properties other than Seller Properties, except for the agreements described in Section 2.18 of the Seller Disclosure Letter (the "Outside Property Management Agreements"). The Outside Property Management Agreements constitute legal, valid, binding and enforceable obligations of Seller and, to Seller's Knowledge, of each other party thereto, and there exists no default of Seller or, to Seller's Knowledge, any other party thereto, except for any defaults that would not reasonably be expected to have a Seller Material Adverse Effect.

               (f) Section 2.18 of the Seller Disclosure Letter lists all agreements entered into by Seller or any of the Seller Subsidiaries relating to the development or construction of, or additions or expansions to, any Seller Properties which are currently in effect and under which Seller or any of the Seller Subsidiaries currently has, or expects to incur, any obligation in excess of $1,000,000 per Seller Property or $10,000,000 in the aggregate. True and correct copies of such agreements have previously been delivered or made available to Buyer.

               (g) Section 2.18(g) of the Seller Disclosure Letter lists all agreements entered into by Seller or any of the Seller Subsidiaries providing for the sale or exchange of, or option to sell or exchange, any Seller Properties or the purchase of or exchange, or option to purchase or exchange, any real estate which are currently in effect.

               (h) Neither Seller nor any Seller Subsidiary has any continuing contractual liability (i) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by Seller or any Seller Subsidiary,(ii) to pay any additional purchase price for any of the Seller Properties, or (iii) to make any reprorations or adjustments to prorations involving an amount in excess of $100,000 that may previously have been made with respect to any property currently or formerly owned by Seller.

               (i) Neither Seller nor any Seller Subsidiary has entered into or is subject, directly or indirectly, to any "Tax Protection Agreements." As used herein, a Tax Protection Agreement is an agreement, oral or written, (A) that has as one of its purposes to permit a Person to take the position that such Person could defer federal taxable income that otherwise might have been recognized upon a transfer of property to Seller Partnership or any other Seller Subsidiary that is treated as a partnership for federal income tax purposes, and
(B) that (i) prohibits or restricts in any manner the disposition of any assets of Seller or any Seller Subsidiary, (ii) requires that Seller or any Seller Subsidiary maintain, or put in place, or replace, indebtedness, secured by one or more of the Seller Properties, or (iii) requires that Seller or any Seller Subsidiary offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly, the risk of loss for federal income tax purposes for indebtedness or other liabilities of Seller or any Seller Subsidiary.

               (j) Except as set forth in Section 2.18(j) of Seller Disclosure Letter and except for obligations to provide funds to the Seller Partnership or to Seller Subsidiaries owned entirely by Seller and/or Seller Partnership, there are no material outstanding contractual obligations of Seller or its Subsidiaries to provide any funds to, or make investments in, any other Person.

               (k) Except as set forth in Section 2.18(k) of the Seller Disclosure Letter and Section 2.18(i), neither Seller nor any of the Seller Subsidiaries is party to any agreement which would restrict any of them from prepaying any of their Indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of Indebtedness with respect to any of the Seller Properties.

        2.19 Opinions of Financial Advisors. Seller has received the opinions of Lazard, Lehman and Prudential, each dated April 13, 1999, a signed copy of each of which is being provided to Buyer concurrently with the execution and delivery of this Agreement, with respect to the fairness of the cash consideration to be received by the holders (other than Parent and its Subsidiaries) of Seller Common Shares and Seller OP Units in connection with the Merger and the Partnership Merger.

        2.20 State Takeover Statutes. Seller has taken all action necessary to exempt the transactions contemplated by this Agreement, including without limitation the Merger and the Alternative Merger, among Parent, Buyer and Seller and their respective Affiliates from the operation of any "fair price," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute other than Section 203 of the DGCL enacted under the state or federal Laws of the United States or similar statute or regulation (a "Takeover Statute"). Assuming the accuracy of the representation and warranty of Parent and Buyer set forth in Section 3.14, the action of the Board of Directors of the Seller in approving the Merger and this Agreement (and the transactions provided for herein) is sufficient to render inapplicable to the Merger and this Agreement (and the transactions provided for herein, including without limitation the Alternative Merger) the restrictions on "business combinations" (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL.

        2.21 Proxy Statement and Consent Solicitation Statement. The information relating to Seller and the Seller Subsidiaries included in the Proxy Statement (as defined in Section 5.1(a)) and the Consent Solicitation Statement (as defined in Section 5.1(a)) will not, as of the date of mailing of the Proxy Statement and the Consent Solicitation Statement, respectively, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        2.22 Investment Company Act of 1940. Neither Seller nor any of Seller Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

        2.23 Definition of Knowledge of Seller. As used in this Agreement, the phrase "Knowledge of Seller" (or words of similar import) means the knowledge of those individuals identified in Section 2.23 of the Seller Disclosure Letter.

        2.24 Insurance. Seller and Seller Subsidiaries maintain insurance coverage for Seller and Seller Subsidiaries and their respective properties and assets of a type and in amounts typical of similar companies engaged in the respective businesses in which Seller and Seller Subsidiaries are engaged. All such insurance policies (a) are in full force and effect, and with respect to all policies neither of Seller nor any Seller Subsidiary is delinquent in the payment of any premiums thereon, and no notice of cancellation or termination has been received with respect to any such policy, and (b) are sufficient for compliance with all requirements of law and of all agreements to which Seller or the Seller Subsidiaries are a party or otherwise bound and are valid, outstanding, collectible, and enforceable policies, subject to any exception in the case of either clause (a) or (b), as would not, alone or in the aggregate, be reasonably expected to have a Seller Material Adverse Effect or prevent or materially delay the ability of Seller to consummate the transactions contemplated by this Agreement. Neither Seller nor any Seller Subsidiary has received written notice within the last 12 months from any insurance company or board of fire underwriters of any defects or inadequacies that would materially adversely affect the insurability of, or cause any material increase in the premiums for, insurance covering either Seller or any Seller Subsidiary or any of their respective properties or assets that have not been cured or repaired to the satisfaction of the party issuing the notice, except as would not have a Seller Material Adverse Effect.

        2.25 Board Recommendation. The Board of Directors of Seller, at a meeting duly called and held on April 13, 1999, based upon the recommendations of a special committee of the Board of Directors of the Seller consisting of four directors unaffiliated with Parent or Buyer, unanimously adopted resolutions adopting this Agreement and approving the transactions contemplated hereby, including the Merger and the Alternative Merger. The Board of Directors of the general partner of the Seller Partnership (the "Seller General Partner"), at a meeting duly called and held on April 13, 1999, unanimously adopted resolutions adopting the Partnership Merger Agreement and approving the transactions contemplated thereby, including, without limitation, the Partnership Merger (such transactions, together with the transactions contemplated by this Agreement, including, without limitation, the Merger and the Alternative Merger, are hereinafter collectively referred to as the "Transactions"). The Board of Directors of the Seller recommended that Seller's stockholders adopt this Agreement and approve the Merger and the Alternative Merger and the Board of Directors of the Seller General Partner recommended that the Seller Unit Holders adopt the Partnership Merger Agreement and approve the Partnership Merger. Such recommendations shall not be withdrawn, modified or amended, other than as expressly permitted under Section 4.1.

        2.26 Representations in Partnership Merger Agreement. The representations and warranties of the Seller General Partner and the Seller Partnership set forth in the Partnership Merger Agreement are true and correct.

                                    ARTICLE 3

               REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

        Parent and Buyer, jointly and severally, represent and warrant to Seller, except as set forth in the letter of even date herewith signed by a general partner of Parent and the sole member of Buyer and delivered to Seller prior to the execution hereof (the "Buyer Disclosure Letter") (it being understood that the Buyer Disclosure Letter shall be arranged in sections corresponding to the sections contained in this Article 3, and the disclosures in any section of the Buyer Disclosure Letter shall qualify all of the representations in the corresponding section of this Article 3 and, in addition, other sections in this Article 3 to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections) as follows:

        3.1 Organization, Standing and Power of Parent and Buyer.

               (a) Parent is a limited partnership duly organized and validly existing under the Laws of Delaware and has the requisite power and authority to carry on its business as now being conducted. Parent is duly qualified or licensed to do business as a foreign limited partnership and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the ability of Parent and Buyer to consummate the transactions contemplated by this Agreement or the Partnership Merger Agreement ("Parent Material Adverse Effect"). Parent has delivered to Seller complete and correct copies of its organizational documents (including the partnership agreement of Parent) as amended or supplemented to the date of this Agreement.

               (b) Buyer is a limited liability company duly organized and validly existing under the Laws of Delaware and has the requisite power and authority to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualifications or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement or the Partnership Merger Agreement (a "Buyer Material Adverse Effect"). Buyer has delivered to Seller complete and correct copies of its organizational documents as amended or supplemented to the date of this Agreement.

               (c) Parent and Buyer are newly formed and, except for activities incident to the acquisition of Seller, neither Parent nor Buyer has (i) engaged in any business activities of any type or kind whatsoever or (ii) acquired any property of any type or kind whatsoever.

        3.2 [Intentionally Omitted].

        3.3 Ownership of Parent and Buyer. All of Parent's partnership interests are owned by affiliates of The Berkshire Companies Limited Partnership, Whitehall Street Real Estate Limited Partnership XI and Blackstone Real Estate Acquisitions III L.L.C. Buyer is a wholly owned Subsidiary of Parent.

        3.4 Authority; Noncontravention; Consents.

               (a) Each of Parent and Buyer has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement to which it is a party. The execution and delivery of this Agreement by Parent and Buyer and the consummation by Parent and Buyer of the transactions contemplated by this Agreement to which Parent and/or Buyer is a party have been duly authorized by all necessary partnership or limited liability company action on the part of Parent and Buyer. This Agreement has been duly executed and delivered by Parent and Buyer and constitutes a valid and binding obligation of each of Parent and Buyer, enforceable against each of Parent and Buyer in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors' rights and general principles of equity.

               (b) The execution and delivery of this Agreement by each of Parent and Buyer does not, and the consummation of the transactions contemplated by this Agreement to which Parent and/or Buyer is a party and compliance by each of Parent and Buyer with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, (i) the organizational documents of Parent or Buyer or the comparable certificate of incorporation or organizational documents or partnership or similar agreement (as the case may be) of any other Subsidiary of the Parent, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not reasonably be expected to (x) have a Parent Material Adverse Effect or a Buyer Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Buyer or the consummation by Parent or Buyer of any of the transactions contemplated by this Agreement, except for (i) any filings required under the Exchange Act (including Schedule 13E-3), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing of a certificate of merger with the Secretary of State of the State of Delaware with respect to the Partnership Merger, (iv) such filings as may be required in connection with the payment of any Transfer Taxes (as defined in Section 5.6),
(v) any filings required under the HSR Act, (vi) the filing of a Form D with the SEC with respect to the transaction contemplated by the Partnership Merger Agreement and (vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as may be required under federal, state or local environmental Laws, (B) as may be required under the "blue sky" laws of various states, to the extent applicable, or (C) which, if not obtained or made, would not prevent or delay beyond December 31, 1999 the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Parent or Buyer from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Parent Material Adverse Effect.

        3.5 Litigation. As of the date of this Agreement, there is no suit, action or proceeding pending (in which service of process has been received by an employee of Parent or any of its Subsidiaries) or, to the Knowledge of Parent (as defined in Section 3.15), threatened in writing against or affecting Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to prevent or delay beyond December 31, 1999 the consummation of any of the material transactions contemplated by this Agreement, nor, as of the date of this Agreement, is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

        3.6 Undisclosed Liability. Neither Parent nor Buyer has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Parent or Buyer or in the notes thereto and which, individually or in the aggregate, would have a Parent Material Adverse Effect or Buyer Material Adverse Effect.

        3.7 Brokers. No broker, investment banker, financial advisor or other Person, other than Greenhill & Co., LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

        3.8 Compliance With Laws. Neither Parent nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure would not reasonably be expected to have a Parent Material Adverse Effect or Buyer Material Adverse Effect.

        3.9 Contracts; Debt Instruments. Neither Parent nor any of its Subsidiaries (i) has received a written notice that Parent or any of its Subsidiaries is in violation of or in default under any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor (ii) to the Knowledge of Buyer (as defined in Section 3.15) does such a violation or default exist, except to the extent such violation or default referred to in clauses (i) or (ii), individually or in the aggregate, would not have a Parent Material Adverse Effect or a Buyer Material Adverse Effect.

        3.10 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, the Partnership Merger Agreement and the Equity Commitments and the closing of any financing to be obtained by the Parent, Buyer or

Buyer Operating Partnership in order to effect the transactions contemplated by this Agreement, the Surviving Company and the Surviving Operating Partnership shall be able to pay their respective debts as they become due and shall each own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Partnership Merger Agreement and the Equity Commitments and the closing of any financing to be obtained by Parent, Buyer or Buyer Operating Partnership in order to effect the transactions contemplated by this Agreement and the Partnership Merger Agreement, the Surviving Company and the Surviving Operating Partnership shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the Partnership Merger Agreement and the closing of any financing to be obtained by Parent, Buyer or Buyer Operating Partnership in order to effect the transactions contemplated by this Agreement and the Partnership Merger Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent, Buyer, Buyer Operating Partnership, the Surviving Company or the Surviving Operating Partnership.

        3.11 [Intentionally Omitted].

        3.12 Proxy Statement and Consent Solicitation Statement. The information provided by Parent or Buyer with respect to Parent and its Subsidiaries for inclusion in the Proxy Statement and the Consent Solicitation Statement will not, as of the date of mailing of the Proxy Statement and the Consent Solicitation Statement, respectively, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        3.13 Investment Company Act of 1940. Neither Parent nor any of its Subsidiaries is, or at the Effective Time will be, required to be registered under the 1940 Act.

        3.14 Parent and Buyer Not Interested Stockholders. Neither Parent nor Buyer is an "interested stockholder" of Seller within the meaning of Section 203 of the DGCL.

        3.15 Definition of Knowledge. As used in this Agreement, the phrase "Knowledge of Parent" or "Knowledge of Buyer" (or words of similar import) means the knowledge of those individuals identified in Section 3.15 of the Buyer Disclosure Letter.

        3.16 [Intentionally Omitted].

        3.17 Sufficient Funds. After giving effect to Parent's equity commitments provided in the partnership agreement of Parent (the "Equity Commitments"), and to borrowings under Parent's financing commitments attached as Exhibit A (the

"Financing Commitments"), the Surviving Company and the Surviving Operating Partnership will have sufficient funds available to:

               (a) refinance or repay in cash all indebtedness for borrowed money of Seller or any Seller Subsidiary that will become due as a result of the transactions contemplated by this Agreement or the Partnership Merger Agreement, plus unpaid interest accrued thereon, and any prepayment, breakage or other costs associated with the repayment or refinancing, as the case may be;

               (b) pay all amounts required to be paid pursuant to this Agreement and the Partnership Merger Agreement;

               (c) pay all fees, costs and expenses incurred by Seller and the Seller Partnership in connection with this Agreement, the Partnership Merger Agreement and the transactions contemplated herein and therein assuming such fees, costs and expenses (other than severance costs) are not in excess of $11 million; and

               (d) pay all fees, costs and expenses incurred by Parent, Buyer and Buyer Operating Partnership in connection with this Agreement, the Partnership Merger Agreement and the other transactions contemplated herein and therein.

        3.18 Pro Forma Capitalization Table. Attached hereto as Exhibit B is a true and correct pro forma capitalization table of Parent and its Subsidiaries, giving effect to the Equity Commitments, the Financing Commitments and consummation of the transactions contemplated by this Agreement and the Partnership Merger Agreement.

        3.19 Representations in Partnership Merger Agreement. The representations and warranties of Parent and the Buyer Operating Partnership set forth in the Partnership Merger Agreement are true and correct.

                                    ARTICLE 4

                                    COVENANTS

        4.1 Acquisition Proposals. During the period from the date hereof and continuing through the Effective Time or the earlier termination of this Agreement in accordance with its terms, Seller agrees that:

               (a) neither it nor any of the Seller Subsidiaries shall initiate, solicit or knowingly encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation, sale of assets or similar transaction involving all or any significant portion of the assets or any equity securities of, Seller or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;

               (b) it shall direct and use its best efforts to cause its officers, directors, employees, agents or financial advisors not to engage in any of the activities described in Section 4.1(a);

               (c) it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to in Section 4.1(b) of the obligations undertaken in this Section 4.1; and

               (d) it will notify Buyer promptly if Seller receives any such inquiries or proposals, or any requests for such information, or if any such negotiations or discussions are sought to be initiated or continued with it;

provided, however, that nothing contained in this Agreement shall prohibit the Board of Directors of Seller (and the officers, directors, employees, agents and financial advisors of Seller acting at the direction of the Board of Directors) from prior to the Seller Shareholders Meeting (as defined below) furnishing information to or entering into discussions or negotiations with, any Person that makes an unsolicited Acquisition Proposal, if, and only to the extent that
(A) the Board of Directors of Seller determines in good faith that such action is required for the Board of Directors to comply with its duties to stockholders imposed by law and such proposal is a Superior Acquisition Proposal (as defined below), (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, Seller provides written notice to Buyer to the effect that it is furnishing information to, or entering into discussions with, such Person and (C) subject to any confidentiality agreement with such Person, Seller keeps Buyer informed of the status (not the terms) of any such discussions or negotiations (Seller agreeing that it will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits Seller from providing such information to Buyer); and (ii) to the extent applicable, taking and disclosing to the Seller stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; provided, however, that the Board of Directors of Seller may not approve or recommend an Acquisition Proposal, or withdraw or modify its approval or recommendation of this Agreement and the Merger, unless such Acquisition Proposal is a Superior Acquisition Proposal. Nothing in this Section 4.1 shall (x) permit Seller to terminate this Agreement (except as specifically provided in Article 7 hereof), (y) permit Seller to enter into an agreement with respect to an Acquisition Proposal during the term of this Agreement (other than a confidentiality agreement in customary form executed as provided above) or (z) affect any other obligation of Seller under this Agreement; provided, however, that the Board of Directors of Seller may approve and recommend a Superior Acquisition Proposal and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement and the Merger. As used herein, "Superior Acquisition Proposal" means a bona fide Acquisition Proposal made by a third party which the Board of Directors of Seller (or a duly constituted committee thereof charged with considering Acquisition Proposals) determines in good faith (after consultation with its financial advisor) to be more favorable to Seller's stockholders than the Merger and which the Board of Directors of Seller (or any such committee) determines is reasonably capable of being consummated.

        4.2 Conduct of Seller's Business Pending Merger. During the period from the date hereof and continuing through the Effective Time, except as consented to in writing by Buyer or as contemplated by this Agreement, specifically including Section 1.7(b), and except as set forth on Section 4.2 of the Seller Disclosure Letter, Seller shall, and shall cause each of the Seller Subsidiaries to:

               (a) conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted and take all action necessary to continue to qualify as a REIT;

               (b) use its reasonable efforts to (i) preserve intact its business (corporate or otherwise) organizations and goodwill; provided that Seller may cause Seller General Partner to be converted into a Delaware limited liability company on or prior to the Closing Date and take such actions to cause the conversions and liquidations contemplated by Section 6.2(g) to occur, (ii) keep available the services of its officers and key employees and (iii) keep intact the relationship with its customers, tenants, suppliers and others having business dealings with Seller and Seller's Subsidiaries;

               (c) confer on a regular basis with one or more representatives of Buyer to report operational matters of materiality and, subject to Section 4.1, any proposals to engage in material transactions;

               (d) promptly notify Buyer of any material emergency or other material adverse change in the condition (financial or otherwise), business, properties, assets, liabilities or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

               (e) promptly deliver to Buyer true and correct copies of any report, statement or schedule to be filed with the SEC subsequent to the date of this Agreement and prior to the Closing Date;

               (f) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Seller Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

               (g) duly and timely file all material Tax Returns and other documents required to be filed with federal, state, local and other Tax Authorities, subject to timely extensions permitted by law, provided Seller notifies Buyer that it is availing itself of such extensions and provided such extensions do not adversely affect Seller's status as a qualified REIT under the Code;

               (h) not make or rescind any material express or deemed election relative to Taxes (unless required by law or necessary to preserve Seller's status as a REIT or the status of any Seller Subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary under Section 856(i) of the Code, as the case may be);

               (i) not acquire, enter into any option to acquire, or exercise an option or contract to acquire, additional real property, incur additional indebtedness except for working capital under its revolving lines of credit, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct, other real estate projects, except with respect to the construction of the multi-family residential projects described in the Seller SEC Documents or the Seller Disclosure Letter as being under development in accordance with the agreements in existence on the date of this Agreement and previously furnished to Buyer (the "Development Agreements");

               (j) not (except as contemplated by this Agreement) amend its certificate of incorporation or By-laws, or the articles or certificate of incorporation, bylaws, code of regulations, partnership agreement, operating agreement or joint venture agreement or comparable charter or organization document of any Seller Subsidiary;

               (k) make no change in the number of its shares of capital stock, membership interests or units of limited partnership interest (as the case may be) issued and outstanding or reserved for issuance, other than pursuant to (i) the exercise of options or other rights disclosed in Section 2.3 of the Seller Disclosure Letter, (ii) the conversion of Seller Preferred Shares, or (iii) the conversion or redemption of Seller OP Units pursuant to the Seller Partnership Agreement for Seller Common Shares or cash, at Seller's option;

               (l) except as set forth in Section 4.2(l) of the Seller Disclosure Letter, grant no options or other rights or commitments relating to its shares of capital stock, membership interests or units of limited partnership interest or any security convertible into its shares of capital stock, membership interests or units of limited partnership interest, or any security the value of which is measured by shares of capital stock, or any security subordinated to the claim of its general creditors and, except as contemplated by this Agreement, not amend or waive any rights under any of the Seller Options;

               (m) except as provided in Section 5.9 and in connection with the use of Seller Common Shares to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any Seller Common Shares, Seller Preferred Shares or Seller OP Units or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or units of partnership interest, except for (a) redemptions of Seller Common Shares required under Article V of the Restated Certificate of Incorporation of Seller in order to preserve the status of Seller as a REIT under the Code or (b) conversions or redemptions of Seller OP Units, whether or not outstanding on the date of this Agreement, for cash or Seller Common Shares in accordance with the terms of the Seller Partnership Agreement;

               (n) not sell, lease, mortgage, subject to any material Lien or otherwise dispose of any of the Seller Properties;

               (o) not sell, lease, mortgage, subject to any material Lien or otherwise dispose of any of its personal property or intangible property, except sales of equipment which are not material to Seller and its Subsidiaries taken as a whole which are made in the ordinary course of business;

               (p) not make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances and capital contributions to Seller Subsidiaries in existence on the date hereof;

               (q) not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) which are material to Seller and its Subsidiaries taken as a whole, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) furnished to Buyer or incurred in the ordinary course of business consistent with past practice (collectively, "Ordinary Course Liabilities"), nor fail to pay Ordinary Course Liabilities as they come due consistent with past practice;

               (r) except as provided in Section 4.2(i) above, not enter into any commitment, contractual obligation or transaction (each, a "Commitment") for the purchase of any real estate; provided that expansion or improvements made in the ordinary course of business to existing real property shall not be considered a purchase of real property;

               (s) not guarantee the indebtedness of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

               (t) not enter into any contractual obligation with any officer, director or Affiliate of Seller;

               (u) not increase any compensation or enter into or amend any employment, severance or other agreement with any of its officers, directors or employees earning a base salary of more than $100,000 per annum, other than as required by any contract or Employee Plan or pursuant to waivers by employees of benefits under such agreements;

               (v) not adopt any new employee benefit plan or amend, terminate or increase any existing plans or rights, not grant any additional options, warrants, rights to acquire stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance stock to any officer, employee or director, or accelerate vesting with respect to any grant of Seller Common Shares to employees which are subject to any risk of forfeiture, except for changes which are required by law and changes which are not more favorable to participants than provisions presently in effect;

               (w) not change the ownership of any of its Subsidiaries, except changes which arise as a result of the conversion of Seller OP Units into Seller Common Shares or cash;

               (x) not accept a promissory note in payment of the exercise price payable under any option to purchase Seller Common Shares;

               (y) not enter into or amend or otherwise modify or waive any material rights under any agreement or arrangement for the Persons that are executive officers or directors of Seller or any Seller Subsidiary;

               (z) not directly or indirectly or through a subsidiary, merge or consolidate with, acquire all or substantially all of the assets of, or acquire the beneficial ownership of a majority of the outstanding capital stock or a majority of any other equity interest in, any Person;

               (aa) perform all agreements required to be performed by the Seller and its Subsidiaries (including the Seller General Partner and the Seller Partnership) under the Partnership Merger Agreement;

               (bb) not make or revoke any material tax election or settle or compromise any material tax liability; and

               (cc) not agree, commit or arrange to take any action prohibited under this Section.

        Notwithstanding anything in this Agreement to the contrary, Seller shall have the right, in accordance (except with respect to timing) with the applicable provisions of its Restated Certificate of Incorporation, as amended, to submit to its stockholders a proposal to liquidate the Seller (the "Liquidation Vote") and to make all required filings with the SEC and take all such other necessary or appropriate actions in connection therewith.

        4.3 Conduct of Parent's and Buyer's Business Pending Merger. Prior to the Effective Time, except as (i) contemplated by this Agreement, or (ii) consented to in writing by Seller, Parent shall, and shall cause Buyer to:

               (a) use its reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

               (b) promptly notify Seller of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

               (c) not amend its certificate of limited partnership or limited partnership agreement, or the articles or certificate of incorporation, bylaws, code of regulations, partnership agreement, operating agreement or joint venture agreement or comparable charter or organization document of any Subsidiary of the Parent; provided, however, that any such amendment may be made (1) in connection with the financing of Parent, Buyer and Buyer Operating Partnership in accordance with the terms of the Equity Commitments and the Financing Commitments, so long as any such amendment would not reasonably be expected to materially adversely affect Seller's stockholders, the Seller Unit Holders, the Merger or the transactions contemplated by the Partnership Merger Agreement or
(2) so long as such amendment would not, under Sections 3.7 or 11.1 of the limited partnership agreement of Parent, require the consent of any holder of Class A Preferred Units or Class B Units if such securities were issued and outstanding at the time of such amendment and the holders of such securities were then limited partners of the Partnership;

               (d) not enter into any Commitment for the acquisition of any interest in real property if the amount of such Commitment would cause the aggregate amount of all such Commitments subsequent to the date hereof to exceed $1,000,000 unless such Commitment has been approved by Seller;

               (e) not directly or indirectly, through a subsidiary or otherwise, merge or consolidate with, or acquire all or substantially all of the assets of, or the beneficial ownership of a majority of the outstanding capital stock or other equity interests in any Person whose securities are registered under the Exchange Act unless such transaction has been approved by Seller;

               (f) except as contemplated by this Agreement, not issue any Buyer or Buyer Operating Partnership securities pursuant to a Registration Statement filed with the SEC relating to the public offering of any Buyer or Buyer Operating Partnership securities from the date hereof until the date of the Proxy Statement (as defined in Section 5.1(a)) unless such issuance has been approved by Seller;

               (g) use reasonable best efforts to do all necessary things required to close the equity funding contemplated by the Equity Commitments and the borrowings contemplated by the Financing Commitments and to cause such equity funding and such borrowings to be made available to Parent, Buyer and Buyer Operating Partnership as provided therein; and

               (h) not agree, commit or arrange to take any action prohibited under this Section.

        4.4 Other Actions. Each of Seller on the one hand and Parent and Buyer on the other hand shall not knowingly take, and shall use commercially reasonable efforts to cause their Subsidiaries not to take, any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any "knowledge" qualification) that are not so qualified becoming untrue in any material respect or (iii) except as contemplated by Section 4.1, any of the conditions to the Merger set forth in Article 6 not being satisfied.

        4.5 Partnership Merger Agreement. Parent shall, and shall cause its Subsidiaries to, perform all agreements required to be performed by the Parent and its Subsidiaries (including the Buyer Operating Partnership) under the Partnership Merger Agreement.

        4.6 Private Placement. Parent shall take all actions necessary for Parent to offer and sell interests in Parent to holders of Seller OP Units in the manner contemplated by the Partnership Merger Agreement and Section 5.1 hereof and as shall be required for the offering and sale of such units of limited partnership interest to be exempt from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D.

        4.7 Irrevocable Letter of Credit.

               (a) Parent has delivered to American Stock Transfer and Trust Company (the "Escrow Agent") $29,500,000 (the "Cash Collateral") in cash to secure the obligation of Parent and Buyer to pay certain fees and expenses pursuant to Section 7.2 and to be held in accordance with the terms of an Escrow Agreement dated as of date hereof among the Escrow Agent, Seller, Seller Partnership and Parent (the "Escrow Agreement"). At the election of Parent and if Seller has not given a notice to the Escrow Agent directing the Escrow Agent to terminate Parent's right to receive any part of the Cash Collateral, Parent may deliver to the Escrow Agent an irrevocable letter of credit in the amount of the Cash Collateral, substantially in the form attached hereto as Exhibit C, with such changes as shall be reasonably satisfactory to Seller and from a bank reasonably satisfactory to Seller (the "Letter of Credit"). Upon delivery of such Letter of Credit and if Seller has not given a notice to the Escrow Agent directing the Escrow Agent to terminate Parent's right to receive any part of the Cash Collateral, the full amount of the Cash Collateral then held by the Escrow Agent shall be immediately returned to Buyer. Seller shall, simultaneously with delivering any direction to the Escrow Agent to terminate Parent's right to receive any part of the Cash Collateral as provided in the Escrow Agreement or to make a draw under the Letter of Credit, deliver to Parent and Buyer a certificate confirming that Seller is entitled to make such direction pursuant to Section 7.2 and, if such certification is false or Seller is not otherwise entitled to make such direction pursuant to Section 7.2, Parent and Buyer shall be entitled to all remedies available at law or in equity (including recovery of any amounts improperly withdrawn or drawn); provided, however, that Parent and Buyer shall notify the Seller within 30 days after receiving such certificate if they wish to assert that Seller is not entitled to so direct the Escrow Agent and any failure to provide such notice within such 30 day period shall irrevocably prohibit Parent and Buyer from maintaining that Seller was not so entitled.

               (b) If Parent elects to extend the Closing Date as contemplated under Section 1.2(b), then on or prior to the Additional Collateral Date (as defined below), Parent shall increase the Cash Collateral by either delivering an additional $25,000,000 to the Escrow Agent in cash to be held in accordance with the terms of the Escrow Agreement or, if Parent has previously delivered a Letter of Credit to the Escrow Agent as contemplated under Section 4.7(a), by amending such Letter of Credit to increase the amount available thereunder by an additional $25,000,000. As used herein, the term "Additional Collateral Date" shall mean the first business day following the Satisfaction Date; provided, however, that if the conditions set forth in Sections 6.1 and 6.2 (other than Sections 6.2(g) and 6.2(i)) are satisfied (or waived by Parent and Buyer), and if the certificates and other documents required to be delivered pursuant to
Section 6.2 are delivered, in each case as of the Satisfaction Date and at or prior to 9:30 a.m. on such date, then the term "Additional Collateral Date" shall mean the Satisfaction Date.

                                    ARTICLE 5

                              ADDITIONAL COVENANTS

        5.1 Preparation of the Proxy Statement; Seller Stockholders Meeting.

               (a) The parties shall cooperate and promptly prepare and Seller shall file with the SEC as soon as practicable a proxy statement with respect to the meeting of the stockholders of Seller in connection with the Merger (the "Proxy Statement"). The parties shall cooperate and promptly prepare and the appropriate party shall file with the SEC as soon as practicable any other filings required under the Exchange Act ("Additional Filings"), including without limitation, a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Merger to be filed jointly by Seller, Parent and Buyer, together with any required amendments thereto.

The parties shall cooperate and promptly prepare a Consent Solicitation/Information Statement of Seller Partnership and Parent for use in connection with the solicitation of consents to the matters described in the definition of Seller Partner Approval and the offering of units of limited partnership interest in Parent (the "Consent Solicitation Statement"). Each of Seller, Seller Partnership, Parent, Buyer and Buyer Operating Partnership agrees that the information provided by it for inclusion in the Proxy Statement, the Additional Filings, the Consent Solicitation Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of stockholders of Seller and at the time of the taking of consent in respect of the Seller Partner Approval, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent, Buyer and Buyer Operating Partnership shall, with respect to the Seller Partner Approval and the offering of units of limited partnership interest in Parent to holders of Seller OP Units, comply with Regulation D of the Securities Act, as applicable. Seller will use its reasonable best efforts, and Parent, Buyer and Buyer Operating Partnership will cooperate with Seller to (i) file a preliminary Proxy Statement with the SEC and (ii) cause the Proxy Statement to be mailed to Seller's stockholders, in each case, as promptly as practicable (including clearing the Proxy Statement with the SEC). Seller will use its reasonable best efforts, and Parent, Buyer and Buyer Operating Partnership will cooperate with Seller, to cause the Consent Solicitation Statement to be mailed to the Seller Unit Holders as promptly as practicable after the SEC has cleared the Proxy Statement. Seller will notify Buyer promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or the Additional Filings or for additional information and will supply Buyer with copies of all correspondence between such party or any of its representatives and the SEC, with respect to the Proxy Statement or the Additional Filings. The parties shall cooperate to cause the Proxy Statement, the Consent Solicitation Statement and any Additional Filings to comply in all material respects with all applicable requirements of law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Additional Filings or the Consent Solicitation Statement, Seller on the one hand, and Parent and Buyer on the other hand, shall promptly inform the other of such occurrence and cooperate in filing with the SEC and/or mailing to the stockholders of Seller or holders of Seller OP Units, as applicable, such amendment or supplement to the Proxy Statement or the Consent Solicitation Statement.

               (b) It shall be a condition to the mailing of the Proxy Statement and the Consent Solicitation Statement that if they so request, Buyer and Buyer Operating Partnership shall have received a "comfort" letter or an "agreed upon procedures" letter from PricewaterhouseCoopers LLP, independent public accountants for Seller and Seller Partnership, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement"), dated as of the date on which the Proxy Statement is to be mailed to the stockholders of Seller, addressed to Parent, Buyer and Buyer Operating Partnership, in form and substance reasonably satisfactory to Buyer and Buyer Operating Partnership, concerning the procedures undertaken by PricewaterhouseCoopers LLP with respect to the financial statements and information of Seller, Seller Partnership and their Subsidiaries contained in the Proxy Statement and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

               (c) Seller will, as soon as practicable following the date of this Agreement duly call, give notice of, convene and hold a meeting of its stockholders, such meeting to be held no sooner than 20 business days nor later than 45 days following the date the Proxy Statement is mailed to the stockholders of Seller (the "Seller Shareholders Meeting") for the purpose of obtaining the Seller Shareholder Approval. Seller shall be required to hold the Seller Shareholders Meeting, regardless of whether the Board of Directors of Seller has withdrawn, amended or modified its recommendation that its stockholders adopt this Agreement and approve the Merger, unless this Agreement has been terminated pursuant to the provisions of Section 7.1. Seller will, through its Board of Directors, recommend that its stockholders adopt this Agreement and approve the transactions contemplated hereby, including the Merger and the Alternative Merger; provided, that prior to the Seller Shareholders Meeting, such recommendation may be withdrawn, modified or amended if Seller shall have received a Superior Acquisition Proposal, but only to the extent expressly permitted under Section 4.1.

               (d) If on the date for the Seller Shareholders Meeting established pursuant to Section 5.1(c) of this Agreement, Seller has not received duly executed proxies which, when added to the number of votes represented in person at the meeting by Persons who intend to vote to adopt this Agreement, will constitute a sufficient number of votes to adopt this Agreement (but less than a majority of the outstanding Seller Common Shares (including the Seller Preferred Shares voting with the Seller Common Shares on an as-converted basis) have indicated their intention to vote against, or have submitted duly executed proxies voting against, the adoption of this Agreement), then Seller shall recommend the adjournment of its stockholders meeting until the date ten
(10) days after the originally scheduled date of the stockholders meeting.

        5.2 Access to Information: Confidentiality. Subject to the requirements of confidentiality agreements with third parties, each of Seller, Parent and Buyer shall, and shall cause each of its Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Seller, Parent and Buyer shall, and shall cause each of its Subsidiaries to, furnish promptly to the other party all other information concerning its business, properties and personnel as such other party may reasonably request. Parent and Buyer shall have the right to conduct non- intrusive environmental and engineering inspections at the Seller Properties; provided that in no event shall Parent or Buyer have the right to conduct so-called "Phase II" environmental tests. Notwithstanding anything in this Section 5.2 to the contrary, all of Parent's and Buyer's activities pursuant to this Section
5.2 must be conducted in a manner that does not unreasonably interfere with the ongoing operations of Seller and Seller Subsidiaries.

        5.3 Reasonable Best Efforts; Notification.

               (a) Subject to the terms and conditions herein provided, Seller, Parent and Buyer shall: (i) use all reasonable best efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, including without limitation any required filings and consents under the HSR Act, and (B) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations; (ii) use all reasonable best efforts (other than the payment of money) to obtain in writing any consents required from third parties to effectuate the Merger and avoid defaults or acceleration of the rights of third parties under contracts with Seller or Seller Subsidiaries as a result of the consummation of the Merger, such consents to be in form reasonably satisfactory to Seller and Buyer; and
(iii) use all reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. In furtherance thereof, Seller agrees to vote in favor of the transactions contemplated by the Partnership Merger Agreement in its capacity as a limited partner of the Seller Partnership, and to cause the Seller General Partner to so vote in its capacity as a general partner of the Seller Partnership. If at any time after the Effective Time any further action is necessary or desirable to carry out the purpose of this Agreement, Parent and the Surviving Company shall take all such necessary action.

               (b) Seller shall give prompt notice to Parent and Buyer, and Parent and Buyer shall give prompt notice to Seller, (i) if any representation or warranty made by it or them contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) of the failure by it or them to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        5.4 Tax Treatment. The Surviving Operating Partnership will use the "traditional method" under Treasury Regulations Section 1.704-3(b) for purposes of making allocations under Section 704(c) of the Code with respect to the properties of or interests in the Seller Partnership as of the Effective Time. The Surviving Company shall prepare and file all Tax Returns of Seller and Seller Subsidiaries due after the Effective Time.

        5.5 Public Announcements. Parent, Buyer and Seller will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other written public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties hereto prior to the execution of this Agreement.

        5.6 Transfer Taxes. Buyer and Seller shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to tax, "Transfer Taxes"). From and after the Effective Time, the Surviving Company shall, or shall cause the Surviving Operating Partnership, as appropriate, to pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of Seller Common Shares or Seller OP Units, all Transfer Taxes.

        5.7 Benefit Plans. After the Effective Time, all employees of Seller who are employed by the Surviving Company shall, at the option of the Surviving Company, either continue to be eligible to participate in an "employee benefit plan," as defined in Section 3(3) of ERISA, of Seller which is, at the option of the Surviving Company, continued by the Surviving Company, or alternatively shall be eligible to participate in any "employee benefit plan," as defined in
Section 3(3) of ERISA, established, sponsored or maintained by the Surviving Company after the Effective Time. With respect to each such employee benefit plan not formerly maintained by Seller, service with Seller or any Seller Subsidiary (as applicable) shall be included for purposes of determining eligibility to participate, vesting (if applicable) and entitlement to benefits and all pre-existing condition exclusions shall be waived and expenses incurred by any employee for deductibles and copayments in the portion of the year prior to the date employee first becomes a participant in such employee benefit plan shall be credited to the benefit of such employee under such employee benefit plan for the year in which the employee's participation commences.

        5.8 Indemnification.

               (a) From and after the Effective Time, the Surviving Company shall provide exculpation and indemnification for each Person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective

Time, an officer, employee or director of Seller or any Seller Subsidiary (the "Indemnified Parties") which is the same as the exculpation and indemnification provided to the Indemnified Parties by Seller and the Seller Subsidiaries immediately prior to the Effective Time in their respective certificate of incorporation and Bylaws or other organizational documents, as in effect on the date hereof; provided, that such exculpation and indemnification covers actions on or prior to the Effective Time, including, without limitation, all transactions contemplated by this Agreement.

               (b) In addition to the rights provided in Section 5.8(a) above, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including without limitation, any action by or on behalf of any or all security holders of Seller, Parent or Buyer, or any Subsidiary of the Seller or Parent, or by or in the right of Seller, Parent or Buyer, or any Subsidiary of the Seller or Parent, or any claim, action, suit, proceeding or investigation (collectively, "Claims") in which any Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was an officer, employee or director of Seller or any of the Seller Subsidiaries or any action or omission or alleged action or omission by such Person in his capacity as an officer, employee or director, or (ii) this Agreement or the Partnership Merger Agreement or the transactions contemplated by this Agreement or the Partnership Merger Agreement, whether in any case asserted or arising before or after the Effective Time, Parent and the Surviving Company (the "Indemnifying Parties") shall from and after the Effective Time jointly and severally indemnify and hold harmless the Indemnified Parties from and against any losses, claims, liabilities, expenses (including reasonable attorneys' fees and expenses), judgments, fines or amounts paid in settlement arising out of or relating to any such Claims. Parent, the Surviving Company and the Indemnified Parties hereby agree to use their reasonable best efforts to cooperate in the defense of such Claims. In connection with any such Claim, the Indemnified Parties shall have the right to select and retain one counsel, at the cost of the Indemnifying Parties, subject to the consent of the Indemnifying Parties (which consent shall not be unreasonably withheld or delayed). In addition, after the Effective Time, in the event of any such threatened or actual Claim, the Indemnifying Parties shall promptly pay and advance reasonable expenses and costs incurred by each Indemnified Person as they become due and payable in advance of the final disposition of the Claim to the fullest extent and in the manner permitted by law. Notwithstanding the foregoing, the Indemnifying Parties shall not be obligated to advance any expenses or costs prior to receipt of an undertaking by or on behalf of the Indemnified Party, such undertaking to be accepted without regard to the creditworthiness of the Indemnified Party, to repay any expenses advanced if it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified against such expense. Notwithstanding anything to the contrary set forth in this Agreement, the Indemnifying Parties (i) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld or delayed), and (ii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. In the event of a final and non-appealable determination by a court that any payment of expenses is prohibited by applicable law, the Indemnified Party shall promptly refund to the Indemnifying Parties the amount of all such expenses theretofore advanced pursuant hereto. Any Indemnified Party wishing to claim indemnification under this Section 5.8, upon learning of any such Claim, shall promptly notify the Indemnifying Parties of such Claim and the relevant facts and circumstances with respect thereto; provided however, that the failure to provide such notice shall not affect the obligations of the Indemnifying Parties except to the extent such failure to notify materially prejudices the Indemnifying Parties' ability to defend such Claim; and provided, further, however, that no Indemnified Party shall be obligated to provide any notification pursuant to this Section 5.8(b) prior to the Effective Time.

               (c) At or prior to the Effective Time, Buyer shall purchase directors' and officers' liability insurance policy coverage for Seller's and each Seller Subsidiaries' directors and officers for a period of six years which will provide the directors and officers with coverage on substantially similar terms as currently provided by Seller and the Seller Subsidiaries to such directors and officers. At or prior to the Effective Time, Seller shall have the right to reasonably review and approve any such policy, which approval shall not be unreasonably withheld.

               (d) This Section 5.8 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and their successors, assigns and heirs and shall be binding on all successors and assigns of Parent and Buyer, including without limitation the Surviving Company. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.8 and Parent and Buyer acknowledge and agree that each Indemnified Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants and such Indemnified Party shall be entitled to injunctive relief and specific performance in the event of any breach of any provision in this Section 5.8.

               (e) In the event that the Surviving Company or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this
Section 5.8, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

        Parent guarantees, unconditionally and absolutely, the performance of Surviving Company's and Buyer's obligations under this Section 5.8.

        5.9 Declaration of Dividends and Distributions. From and after the date of this Agreement, Seller shall not make any dividend or distribution to its stockholders without the prior written consent of Buyer; provided, however, the written consent of Buyer shall not be required for the authorization and payment of quarterly distributions (i) with respect to the Seller Common Shares, (a) for the dividend for the second and third quarters of 1999 (i.e., $.25 per share with a record date of May 1, 1999 and August 1, 1999) and (b) as permitted under Section 1.2(g), and (ii) with respect to the Seller Preferred Shares for the dividend for the second quarter of 1999 and for each quarterly dividend thereafter in the amounts provided for in the Certificate of Designation in respect of the Seller Preferred Shares. From and after the date of this Agreement, Seller Partnership shall not make any distribution to the holders of Seller OP Units except a distribution per Seller OP Unit in the same amount as a dividend per Seller Common Share permitted pursuant to this Section 5.9 (including without limitation pursuant to the following paragraph), with the same record and payment dates as such dividend on the Seller Common Shares. The foregoing restrictions shall not apply, however, to the extent a distribution by Seller is necessary for Seller to maintain REIT status or to prevent Seller from having to pay federal income tax; provided that in the event of such a distribution, the aggregate cash consideration payable to holders of Seller Common Shares in the Merger shall be reduced by the aggregate amount of such distribution, and the Common Merger Consideration per share shall be reduced accordingly.

Notwithstanding the foregoing, if the Effective Time occurs on a date after November 1, 1999, the Seller may declare or establish a record date and set aside funds for payment of a dividend for the period commencing November 1, 1999 and ending on the date on which the Effective Time occurs (the "Partial Period"). The amount of the dividend per Seller Common Share for such Partial Period shall equal a fraction, (I) the numerator of which equals (a) $.25, times
(b) the number of days comprising such Partial Period, and (II) the denominator of which is 90.

        5.10 Resignations. On the Closing Date, Seller shall use its best efforts to cause the directors and officers of Seller or any of the Seller Subsidiaries to submit their resignations from such positions as may be requested by Buyer, effective immediately after the Effective Time; provided, however, that by resigning, such officers and directors will not lose the benefit of any "change of control" provisions of any employment agreement or other instruments to which they would otherwise be entitled.

        5.11 Outside Property Management Agreements. Seller will not, and will not permit any of its Subsidiaries to, amend the Outside Property Management Agreements. Seller will not, and will not permit any of its Subsidiaries to, renew any Outside Property Management Agreement except as approved by Buyer, which approval shall not be unreasonably withheld or delayed.

        5.12 Stockholder Claims. Seller shall not settle or compromise for an amount in excess of $10,000,000 any claim relating to the Transactions brought by any current, former or purported holder of any securities of Seller or the Seller Partnership without the prior written consent of Buyer, which consent will not be unreasonably withheld.

        5.13 Cooperation with Proposed Financings and Asset Sales. At the request of the Buyer, the Seller will, at the Buyer's expense, reasonably cooperate with the

Buyer in connection with the proposed financing of the Transactions by the Parent and its Subsidiaries or proposed post-closing sales of the Seller Properties, provided that such requested actions do not unreasonably interfere with the ongoing operations of Seller and Seller Subsidiaries.

                                    ARTICLE 6

                                   CONDITIONS

        6.1 Conditions to Each Party's Obligation to Effect the Merger. The obligations of each party to effect the Merger and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

               (a) Stockholder Approvals. This Agreement shall have been adopted by the Seller Shareholder Approval.

               (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Partnership Merger or any of the other transactions contemplated hereby shall be in effect.

               (c) HSR. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

        6.2 Conditions to Obligations of Parent and Buyer. The obligations of Parent and Buyer to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived by Buyer:

               (a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects (except for the representations set forth in Section 2.3 or representations having a materiality or Seller Material Adverse Effect qualification, which shall be correct in all respects) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, in which case such representation or warranty shall be true and correct in all material respects (except for representations having a materiality or Seller Material Adverse Effect qualification, which shall be correct in all respects) only as of such specific date, and Parent and Buyer shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of Seller contained herein are so qualified) signed on behalf of Seller by the chief executive officer or the chief financial officer of Seller, in such capacity, to such effect.

               (b) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent and Buyer shall have received a certificate signed on behalf of Seller by the chief executive officer or the chief operating officer of Seller, in such capacity, to such effect.

               (c) Material Adverse Change. Since the date of this Agreement through and including the Satisfaction Date, (i) there shall have been no Seller Material Adverse Change and (ii) Parent and Buyer shall have received a certificate of the chief executive officer or chief financial officer of Seller, in such capacity, certifying to such effect. For purposes of this Section 6.2(c), it is understood and agreed that a Seller Material Adverse Change shall be deemed to have occurred, without regard to any certificate provided pursuant to clause (ii) of the first sentence of this Section 6.2(c), if as a result of a "change of law" after the date hereof there shall exist at the Effective Time a material increase in the risk that the Seller would not qualify (at or prior to the Effective Time) as a REIT. For this purpose, the term "change in law" shall mean any amendment to or change (including any announced prospective change having a proposed effective date at or prior to the Effective Time) in the federal tax laws of the United States, including any statute, regulation or proposed regulation or any official administrative pronouncement (consisting of the issuance or revocation of any revenue ruling, revenue procedure, notice, private letter ruling or technical advice memorandum) or any judicial decision interpreting such federal tax laws (whether or not such pronouncement or decision is issued to, or in connection with, a proceeding involving the Seller or a Seller Subsidiary or is subject to review or appeal).

               (d) Tax Opinions Relating to REIT Status of Seller And Partnership Status of Seller Partnership. Parent and Buyer shall have received an opinion of Hale and Dorr LLP, or other counsel to Seller reasonably acceptable to Parent and Buyer, and of Baker & Hostetler LLP, each dated as of the Effective Time, in the form attached hereto as Exhibit D. Each of such opinions may be based on certificates in the form of Section 6.2(d) of the Seller Disclosure Letter.

               (e) Consents. All consents and waivers (including, without limitation, waivers of rights of first refusal) from third parties necessary in connection with the consummation of the transactions contemplated by this Agreement (including the Merger) shall have been obtained and not subsequently been revoked, as of the Satisfaction Date other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a Buyer Material Adverse Effect or a Seller Material Adverse Effect; provided, however, that the failure to obtain any consent or waiver in connection with any instrument, obligation or matter set forth in the Seller Disclosure Letter shall not constitute a failure of the condition set forth in this Section 6.2(e).

               (f) [Intentionally omitted].

               (g) Conversion of Corporate Subsidiaries. Seller shall have, at or prior to the Effective Time, either converted each of its direct or indirect corporate Subsidiaries into Delaware limited liability companies or liquidated such subsidiaries into Seller; provided that this condition shall not apply to corporations that are Subsidiaries of Seller and that serve as general partners of limited partnerships if the organizational documents of such corporations or limited partnerships would, as of the date hereof, prevent such conversions or liquidations; provided that no consequence of Seller's performance of this condition will be taken into account in determining the satisfaction of any other conditions to Parent's and Buyer's obligations to effect the Merger.

               (h) Partnership Merger Conditions. All conditions set forth in Sections 5.1(c), 5.1(d) and 5.3 of the Partnership Merger Agreement shall have been waived or satisfied as of the Satisfaction Date in accordance with the terms of the Partnership Merger Agreement.

               (i) Partnership Merger. The Partnership Merger shall have been consummated.

        Notwithstanding anything to the contrary in this Agreement, none of the initiation, threat or existence of any legal action of any kind with respect to this Agreement or the Partnership Merger Agreement or any transaction contemplated hereby or thereby, including without limitation any action initiated, threatened or maintained by any stockholder of Seller or any partner in the Seller Partnership, whether alleging rights with respect to Dissenting Shares, claims under any Federal or state securities law, contract or tort claims, claims for breach of fiduciary duty or otherwise, will constitute a failure of the conditions set forth in Section 6.2(a), 6.2(b), 6.2(c), 6.2(e), 6.2(h), 6.3(a), 6.3(b), 6.3(c), 6.3(e) or 6.3(f) (and no such action shall cause the chief executive officer or chief financial officer of Seller or of Parent or Buyer to be unable to deliver a certificate attesting to compliance with such conditions) unless that action has resulted in the granting of injunctive relief that prevents the consummation of the Merger and the other transactions contemplated hereby or thereby, and such injunctive relief has not been dissolved or vacated.

        6.3 Conditions to Obligations of Seller. The obligation of Seller to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived by Seller:

               (a) Representations and Warranties. The representations and warranties of Parent and Buyer set forth in this Agreement shall be true and correct in all material respects (except for representations having a materiality or Parent Material Adverse Effect or Buyer Material Adverse Effect qualification, which shall be correct in all respects) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, in which case such representation or warranty shall be true and correct in all material respects

(except for representations having a materiality or Parent Material Adverse Effect or Buyer Material Adverse Effect qualification, which shall be correct in all respects) only as of such specific date, and Seller shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of Parent and Buyer contained herein are so qualified) signed on behalf of Parent and Buyer by the chief executive officer or the chief financial officer of such party, in such capacity, to such effect.

               (b) Performance of Obligations of Buyer. Each of Parent and Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Seller shall have received a certificate of Parent and Buyer signed on behalf of Buyer by the chief executive officer or the chief financial officer of Parent and Buyer, in such capacity, to such effect.

               (c) Material Adverse Change. Since the date of this Agreement, there shall have been no change in the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or of Buyer and the Buyer Subsidiaries, taken as a whole, that has had or would reasonably be expected to have a material adverse effect on the ability of Parent, Buyer or Buyer Operating Partnership to consummate the transactions contemplated by this Agreement and the Partnership Merger Agreement, and Seller shall have received a certificate of the chief executive officer or chief financial officer of Parent and Buyer, in such capacity, certifying to such effect.

               (d) Tax Opinion Relating to the Partnership Merger. Seller shall have received an opinion dated the Closing Date from Paul, Weiss, Rifkind, Wharton & Garrison, special counsel to the Buyer, based upon such certificates and letters dated the Closing Date as are acceptable to such special counsel, to the effect that, for federal income tax purposes, Seller Unit Holders (other than persons that are not United States persons within the meaning of Section 7701(a)(30) of the Code) who elect to exchange all Seller OP Units held by them for Class A Preferred Units or Class B Units in Parent pursuant to the Partnership Merger shall recognize no income, gain or loss upon the exchange. For purposes of such opinion, counsel may assume that each Seller Unit Holder shall enter into a guarantee of indebtedness of Parent in accordance with
Section 4.8 of the partnership agreement of Parent in an amount equal to such Seller Unit Holder's negative tax capital account and that such guarantee shall be effective to cause the Seller Unit Holder to bear the "economic risk of loss" (within the meaning of Treasury Regulation Section 1.752-2) associated with the portion of the indebtedness so guaranteed.

               (e) Consents. All consents and waivers (including, without limitation, waivers of rights of first refusal) from third parties necessary in connection with the consummation of the transactions contemplated hereby (including the Merger) shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a Parent Material Adverse Effect, a Buyer Material Adverse Effect or a

Seller Material Adverse Effect; provided, however, that the failure to obtain any consent or waiver in connection with any instrument, obligation or matter set forth in the Seller Disclosure Letter shall not constitute a failure of the condition set forth in this Section 6.3(e).

               (f) Partnership Merger. All conditions set forth in Sections 5.1(c), 5.1(d) and 5.2 of the Partnership Merger Agreement shall have been waived or satisfied in accordance with the terms of the Partnership Merger Agreement.

               (g) Solvency Opinion. Seller and the Seller Partnership shall have received an opinion, by a reputable expert firm selected by Parent and reasonably acceptable to the Seller, in a customary form for transactions of this type as to the solvency and adequate capitalization of the Seller and the Seller Partnership immediately before and of the Surviving Company and the Surviving Operating Partnership immediately after giving effect to the Transactions, which opinion shall be reasonably satisfactory to the Seller.

                                    ARTICLE 7

                        TERMINATION, AMENDMENT AND WAIVER

        7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Seller Shareholder Approvals are obtained:

               (a) by mutual written consent duly authorized by Parent and the Board of Directors of Seller;

               (b) by Parent or Buyer, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of Seller set forth in this Agreement, in any case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, are not satisfied or would be incapable of being satisfied within 30 days after the giving of written notice to Seller;

               (c) by Seller, upon a breach of any representation, warranty, covenant obligation or agreement on the part of Parent or Buyer set forth in this Agreement, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, are not satisfied or would be incapable of being satisfied within 30 days after the giving of written notice to Parent or Buyer;

               (d) by Parent, Buyer or Seller, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable (an "Injunction");

               (e) by Parent, Buyer or Seller, if the Merger shall not have been consummated on or before December 31, 1999; provided, however, that a party may not terminate pursuant to this clause (e) if the terminating party shall have breached in any material respect its representations or warranties or its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in this clause;

               (f) by either Seller (unless Seller is in breach of its obligations under Section 5.1) or Parent or Buyer if, upon a vote at a duly held Seller Shareholders Meeting or any adjournment thereof, Seller Shareholder Approvals shall not have been obtained as contemplated by Section 5.1;

               (g) by Seller, prior to the Seller Shareholders Meeting, if the Board of Directors of Seller shall have withdrawn or modified its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, a Superior Acquisition Proposal; provided, however, that no termination shall be effective pursuant to this Section 7.1(g) under circumstances in which a Break-Up Fee (as defined in Section 7.2(a)) is payable pursuant to Section 7.2(a)(vi), unless within 15 days after such termination, such Break-Up Fee is paid in full by the Seller and Seller Partnership in accordance with Section 7.2(a)(vi);

               (h) by Parent or Buyer if (i) prior to the Seller Shareholders Meeting, the Board of Directors of Seller shall have withdrawn or modified in any manner adverse to Buyer its approval or recommendation of the Merger or this Agreement, or approved or recommended any Acquisition Proposal; or (ii) Seller shall have entered into a definitive agreement with respect to any Acquisition Proposal;

               (i) by Seller, if Buyer has not closed the equity funding contemplated by the Equity Commitments and the borrowings contemplated by the Financing Commitments (x) on or prior to the Satisfaction Date or (y) on or prior to December 29, 1999, if (1) Parent elects to extend the Closing Date as contemplated by Section 1.2(b), (2) the conditions set forth in Section 6.1(b) shall have been satisfied and (3) Seller shall have delivered a written notice to Parent and Buyer certifying its ability to satisfy the conditions set forth in Section 6.2(g);

               (j) by either Seller or Parent or Buyer, if the stockholders of Seller adopt the Liquidation Vote; or

               (k) by Parent or Buyer, if an Acquisition Proposal that is publicly announced shall have been commenced or communicated in writing to Seller and contains a proposal as to price and (i) Seller shall not have rejected such proposal within ten business days after the date of the receipt thereof by Seller or after the date of its existence first becomes publicly announced, if sooner, or (ii) Seller shall have failed to confirm its recommendation described in Section 2.25 within ten business days after being requested by Buyer to do so.

        7.2 Certain Fees and Expenses.

               (a) If this Agreement shall be terminated:

                      (i) pursuant to Section 7.1(b), and the breach by Seller was willful, then Seller and Seller Partnership will pay Parent an aggregate amount equal to the Break-Up Fee (defined below) plus the lesser of $10,500,000 and the BreakUp Expenses (defined below),

                      (ii) pursuant to Section 7.1(b), and the breach by Seller was not willful, then Seller and Seller Partnership will pay Parent an aggregate amount equal to the lesser of $15,000,000 and the Break-Up Expenses (provided that, in the case of a termination by Buyer pursuant to Section 7.1(b) on the basis of a breach of the representation in Section 2.10(b), Buyer shall not be entitled to such amount),

                      (iii) pursuant to Section 7.1(c), and the breach by Parent or Buyer was willful, then Parent and Buyer will pay Seller an aggregate amount equal to the Break-Up Fee plus the lesser of $4,500,000 and the Break-Up Expenses,

                      (iv) pursuant to Section 7.1(c), and the breach by Parent or Buyer was not willful, then Parent and Buyer will pay Seller an aggregate amount equal to the lesser of $4,500,000 and the Break-Up Expenses,

                      (v) pursuant to Section 7.1(f), then Seller and Seller Partnership will pay Parent an aggregate amount equal to the lesser of $15,000,000 and the Break-Up Expenses,

                      (vi) pursuant to Section 7.1(g), 7.1(h) or 7.1(k), then Seller and Seller Partnership will pay Parent an aggregate amount equal to the Break-Up Fee plus the lesser of $10,500,000 and the Break-Up Expenses,

                      (vii) pursuant to Section 7.1(i), then Parent and Buyer will pay Seller an aggregate amount equal to the Break-Up Fee plus the lesser of $4,500,000 and the Break-Up Expenses,

                      (viii) pursuant to Section 7.1(j), then Seller and Seller Partnership will pay Parent an aggregate amount equal to the lesser of $10,500,000 and the Break-Up Expenses; and

                      (ix) pursuant to Section 7.1(d), and the subject of the Injunction (as defined in Section 7.1(d)) is a stockholder claim that was the subject of a bona fide settlement proposal with respect to which Buyer withheld its consent after Seller's request for same pursuant to Section 5.12, then Parent and Buyer will pay

Seller an aggregate amount equal to the lesser of $4,500,000 and the Break-Up Expenses.

        Notwithstanding anything in this Agreement to the contrary, the right of a party to receive payment of the Break-Up Fee, Break-Up Expenses or other amounts in accordance with this Section 7.2(a) shall be the exclusive remedy of such party for the loss suffered by such party as a result of the failure of the Merger and the Partnership Merger to be consummated, and no party shall have any other liability to any other party after the payment of the Break-Up Fee, Break-Up Expenses or other amounts (as applicable). The Break-Up Fee, Break-Up Expenses or other amounts payable by Seller and Seller Partnership in accordance with this Section 7.2(a) shall be paid by Seller and Seller Partnership to Buyer, in immediately available funds within fifteen (15) days after the date the event giving rise to the obligation to make such payment occurred. Except as provided in Section 7.2(b), the Break-Up Fee, the Break-Up Expenses or other amounts payable by Parent and Buyer to Seller in accordance with this Section 7.2(a) shall be paid by Parent or Buyer to Seller, in immediately available funds within fifteen (15) days after the day the event giving rise to the obligation to make such payment occurred. As used in this Agreement, "Break Up Fee" shall be an amount equal to $25,000,000; provided that if the Cash Collateral has been increased by $25,000,000, or the Letter of Credit has been amended to increase the amount available thereunder by $25,000,000, each as provided in Section 4.7(b), the Break-Up Fee payable to Seller shall be an amount equal to $50,000,000. The "Break-Up Expenses" payable to Parent or Seller, as the case may be, shall be an amount equal to the out-of-pocket expenses of such party (and, in the case of Parent, including Buyer and Parent's general partners and limited partners) incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all fees and expenses payable to financing sources or hedging counterparties, attorneys', accountants' and investment bankers' fees and expenses). Such Break-Up Expenses shall be reflected on invoices or other means verifying the incurrence of such Break-Up Expenses.

               (b) If this Agreement shall be terminated by Seller and, as provided in Section 7.2(a), Parent and Buyer are required to pay to Seller a Break-Up Fee or Break-Up Expenses, then Seller shall be entitled to direct the Escrow Agent (i) to terminate Parent's rights to receive any part of the Cash Collateral or (ii) if the Letter of Credit has been delivered to the Escrow Agent in substitution for the Cash Collateral, to draw on the Letter of Credit in accordance with the terms thereof. Except as described in the preceding sentence, in no other circumstances shall Seller have any right to receive any part of the Cash Collateral or to draw on the Letter of Credit. If this Agreement is terminated in any circumstance other than as described in the first sentence of this Section 7.2(b), Seller shall direct the Escrow Agent to return the Cash Collateral or Letter of Credit, as applicable, to Parent within one business day of any such termination. Notwithstanding anything in this Agreement to the contrary, the right of Seller to receive amounts with respect to which Parent's

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

rights to receive any part of the Cash Collateral is terminated or which are drawn on the Letter of Credit in accordance with this Section 7.2(b) shall be the exclusive remedy of Seller, and its stockholders, the Seller Partnership and the OP Unitholders for any and all losses suffered as a result of the failure of the Merger and the Partnership Merger to be consummated and upon payment of such amounts neither Parent nor Buyer shall have any other liability to Seller hereunder (including under Section 7.2(a)). Any amounts which Seller has the right to receive pursuant to this Section 7.2(b) shall be applied as set forth in the Escrow Agreement.

               (c) Except as specifically provided in this Section 7.2, each party shall bear its own expenses in connection with this Agreement and the Transactions.

        7.3 Effect of Termination. In the event of termination of this Agreement by Seller, Buyer or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Buyer, or Seller, other than in accordance with Section 7.2, this Section 7.3 and Article 8.

        7.4 Amendment. This Agreement may be amended by Parent, Buyer and Seller in writing by action of their respective Boards of Directors at any time before or after any Seller Shareholder Approvals are obtained and prior to the Effective Time; provided, however, that, after the Seller Shareholder Approvals are obtained, no such amendment, modification or supplement shall be made which by law requires the further approval of stockholders without obtaining such further approval. The parties agree to amend this Agreement in the manner provided in the immediately preceding sentence to the extent required to continue the status of Seller as a REIT.

        7.5 Extension: Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.4, waive compliance with any of the agreements or conditions of any other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                    ARTICLE 8

                               GENERAL PROVISIONS

        8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement confirming the representations and warranties in this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

               (a)    if to Parent or Buyer, to:

                      Berkshire Realty Holdings, L.P.
                      One Beacon Street
                      Suite 1500
                      Boston, Massachusetts 02108
                      Attention:  Douglas S. Krupp
                      Fax: (617) 423-8916

                      with a copy to:

                      Paul, Weiss, Rifkind, Wharton & Garrison
                      1285 Avenue of the Americas
                      New York, NY 10019-6064
                      Attention:  James M. Dubin, Esq.
                      Michele R. Jenkinson, Esq.
                      Fax: (212) 757-3990

                                    and

                      Sullivan & Cromwell
                      125 Broad Street
                      New York, NY 10004
                      Attention:  Anthony J. Colletta, Esq.
                      Fax: (212) 558-3588

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

                                    and

                      Simpson Thacher & Bartlett
                      425 Lexington Avenue
                      New York, NY 10017-3954
                      Attention:  Gregory J. Ressa, Esq.
                      Brian M. Stadler, Esq.
                      Fax: (212) 455-2502

               (b)    if to Seller, to:

                      Berkshire Realty Company, Inc.
                      One Beacon Street
                      Suite 1550
                      Boston, Massachusetts  02108
                      Attention:  President
                      Fax: (617) 646-2373

                      with a copy to:

                      Hale and Dorr LLP
                      60 State Street
                      Boston, Massachusetts 02109
                      Attention:  David E. Redlick, Esq.
                                  and Kenneth A. Hoxsie, Esq.
                      Fax: (617) 526-5000

                      and

                      Baker & Hostetler LLP
                      1900 East Ninth Street, Suite 3200
                      Cleveland, Ohio 44114
                      Attention:  Robert A. Weible, Esq.
                      Fax: (216) 696-0740

All notices shall be deemed given only when actually received.

        8.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or Interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Seller Disclosure Letter, the Buyer Disclosure Letter, the Confidentiality Agreement dated September 16, 1998 between Greenhill & Co., LLC and Lazard on behalf of Seller, the Partnership Merger Agreement and the other agreements entered into in connection with the Merger (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except as provided in Section 5.8 (the "Third Party Provision") are not intended to confer upon any Person other than the parties hereto any rights or remedies. The Third Party Provision may be enforced by the beneficiaries thereof or on behalf of the beneficiaries thereof by the directors of Seller who had been members of the Board of Directors of Seller prior to the Effective Time.

        8.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

        8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        8.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Seller in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Seller and to enforce specifically the terms and provisions of this Agreement in any federal court located in Delaware or in Chancery Court in Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. The parties acknowledge that Seller shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Buyer or to enforce specifically the terms and provisions of this Agreement and that Seller's sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section
7.2. In addition, each of the parties
hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in Delaware or Chancery Court located in Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

        8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        IN WITNESS WHEREOF, Parent, Buyer and Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                    BERKSHIRE REALTY HOLDINGS, L.P.,
                                    a Delaware limited partnership


                                    By: /s/ Douglas S. Krupp
                                        --------------------
                                        Douglas S. Krupp
                                        Authorized Signatory


                                    BRI ACQUISITION, LLC,
                                    a Delaware limited liability company


                                    By: /s/ Douglas S. Krupp
                                        --------------------
                                        Douglas S. Krupp
                                        Authorized Signatory


                                    BERKSHIRE REALTY COMPANY, INC.,
                                    a Delaware corporation


                                    By: /s/ David F. Marshall
                                        ---------------------
                                        Name:  David F. Marshall
                                        Title: President and Chief Executive
                                               Officer

BRI OP LIMITED PARTNERSHIP, a Delaware limited partnership joins in this Agreement solely with respect to Section 7.2

By: Berkshire Apartments, Inc.


By: /s/ David F. Marshall
    ---------------------
    Name:  David F. Marshall
    Title: President and Chief Executive
           Officer

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